Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND NOTED WITH “***”.
AN UNREDACTED VERSION OF THIS DOCUMENT WILL ALSO BE PROVIDED TO THE
SECURITIES AND EXCHANGE COMMISSION.

CLEARING, SETTLEMENT AND SPONSORSHIP SERVICES AGREEMENT
THIS CLEARING, SETTLEMENT AND SPONSORSHIP SERVICES AGREEMENT (this “Agreement”) is made effective as of the 27th day of July, 2016 (the “Effective Date”), by and between Vantiv, LLC, a Delaware limited liability company (“Company”), and Fifth Third Bank, an Ohio banking corporation (“Bank”).
WHEREAS, Bank and Company entered into a Clearing, Settlement and Sponsorship Services Agreement dated June 30, 2009 (the “Existing Agreement”); and
WHEREAS, Bank and Company intend for the Existing Agreement to terminate immediately upon the Effective Date of this Agreement.
NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, Company and Bank hereby agree as follows:
ARTICLE I

SERVICES

    Section 1.1 Definitions.

Except as otherwise provided herein, capitalized terms used in this Agreement shall have the meanings set forth below.
(a)Applicable Law shall mean all laws (including common law), codes, statutes, ordinances, treaties, rules, regulations, published standards, permits, judgments, writs, written consents, written opinions, written interpretations, written approvals, written authorizations, injunctions, written rulings or orders, official directives or decrees, administrative guidance or other regulatory bulletins or guidance, regulatory examinations or orders (whether written or oral), decrees and orders, in each case of or by any Regulator and reasonably related to compliance with applicable law, as the same may be updated from time to time.
(b)Bank Indemnified Party shall have the meaning given to such term in Section 10.1 of this Agreement.
(c)Bank Services shall have the meaning given to such term in Section 1.3(a) of this Agreement.
(d)BIN means Bank Identification Number and is an identification number, code or other identifier assigned to or for use by Bank by any Card Association.
(e)Business Day means any day on which Company is open for business, other than Saturdays, Sundays, or state or federal holidays.
(f)Card Association shall mean Visa U.S.A., Inc. and its affiliates (“Visa”) and MasterCard International Incorporated and its affiliates (“MasterCard”) and any other payment network or association, including any EFT or ATM network or association, of which Bank is an authorized member as of the Effective Date, as set forth on Schedule 1.1(f) to this Agreement, and such other network or association of which Bank may become an authorized member or participant after the Effective Date.
(g)Card Association Confidential Information shall have the meaning given to such term in Section 7.3(g)(i) of this Agreement.
(h)Card Association Fees shall have the meaning given to such term in Section 6.1 of this Agreement.
(i)Card Association Marks shall have the meaning given to such term in Section 7.3(d) of this Agreement.

(j)Card Association Rules shall mean the by-laws, operating regulations, rules, release documents, product and service specifications, and any other requirements of the respective Card Associations, as the same may be updated from time to time.
(k)Card Association Systems shall have the meaning given to such term in Section 7.3(g)(i) of this Agreement.
(l)Change in Control shall mean any of the following:
(i)if any “person” or “group”, as those terms are used in Sections 12(d) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acquires in a transaction or series of related transactions, directly or indirectly, securities of the Company representing thirty-percent (30%) or more of the combined voting power of the Company’s then outstanding securities;
(ii)during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors of the Company (the “Board”) and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof;
(iii)entering into an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets;
(iv)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or
(v)any other corporate organic event similar to the foregoing is entered by the Company or with respect to the Company.
(m)Clearing Account shall have the meaning given to such term in Section 3.2(b) of this Agreement.
(n)Company Account shall have the meaning given to such term in Section 3.3 of this Agreement.
(o)Company Acquisition shall have the meaning given to such term in Section 4.4(c) of this Agreement.
(p)Company Credit Default shall have the meaning given to such term in Section 3.4 of this Agreement.
(q)Company Indemnified Party shall have the meaning given to such term in Section 10.3 of this Agreement.
(r)Company Services shall have the meaning given to such term in Section 1.2(a) of this Agreement.
(s)Compensation Amount shall have the meaning given to such term in Section 2.1(a) of this Agreement.
(t)Confidential Information shall include, without limitation, any information provided in the course of performing under this Agreement, in whatever form (whether tangible, intangible, electronic, oral or otherwise), the terms and/or existence of this Agreement, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, customer information, product and business plans, projections, marketing data, trade secrets; specifications; programs; instructions; object code; intellectual property rights; technical know-how; methods and procedures for operation; benchmark test results; information about employees; marketing strategies; services; customer names; business or technical plans and proposals (in any form); and any other information which is or should reasonably be understood to be confidential or proprietary to Bank or Company, as applicable. Confidential Information shall also include Nonpublic Personal Information.
(u)Declination Right means Bank’s right, pursuant to Section 4.4, to require Company to transition the applicable Sponsored Volume originating from a Third-Party Agent or Company Acquisition to another provider of services similar to the Bank Services within (i) *** calendar years after Bank’s receipt of Company’s notice provided pursuant to Sections 4.4(b)(i) or 4.4(d)(i), as applicable, if such notice was provided on or before July 1, 2017 or (ii) *** calendar months after Bank’s receipt of Company’s notice provided pursuant to Sections 4.4(b)(i) or 4.4(d)(i), as applicable, if such notice was provided after July 1, 2017.
(v)Diligence Information means reasonably detailed information regarding a Third-Party Agent portfolio, that may include such items as portfolio composition, history of financial performance, history of actions by Regulators or Card Associations with portfolio constituents, information about material changes affecting the portfolio during the prior twenty four (24) months, and any other information, materials, or report(s) reasonably requested by Bank.
(w)Event of Default shall have the meaning given to such term in Section 9.3 of this Agreement.

(x)Excluded Merchant shall have the meaning given to such term in Schedule 2.1 of this Agreement.
(y)Existing Bank Transaction Agreements shall have the meaning given to such term in Section 8.4(c) of this Agreement.
(z)Form Approved Sponsored Agreements shall have the meaning given to such term in Section 1.2(b) of this Agreement.
(aa)ICA means the unique issuer identification number assigned by MasterCard to Bank.
(bb)Indemnified Party shall have the meaning given to such term in Section 10.4 of this Agreement.
(cc)Indemnifying Party shall mean the party indemnifying the Indemnified Party.
(dd)Interchange shall mean the fees set by the Card Associations and paid by merchants to compensate issuers.
(ee)ISO shall mean an independent service or sales organization.
(ff)Losses shall have the meaning given to such term in Section 10.1 of this Agreement.
(gg)MasterCard Service Provider shall mean an ISO, third party processor, data storage entity, Payment Facilitator, digital wallet operator, digital activity service provider or service provider registration facilitator that is registered as a Service Provider under the MasterCard Rules.
(hh)New National Merchant shall mean a retailer that (i) first becomes a Company customer receiving Company Services during the Term, and (ii) is reasonably expected to have annual Sponsored Volume within the United States during the first *** months following its entry into a Sponsored Agreement with Company in excess of $***.
(ii)Nonpublic Personal Information shall have the meaning given to such term in 15 U.S.C. Section 6801, et seq. and its implementing regulations, and may include all information regarding either party’s customers, such as names, addresses, telephone numbers, account numbers, customer lists, data and other information.
(jj)Payment Facilitator means a Person that enters into a merchant acceptance agreement with Company pursuant to which such Person re-provides Transaction processing services to, and receives settlement of Transaction proceeds on behalf of, a sponsored merchant or submerchant.
(kk)Payment Transaction Volume means Sponsored Volume and any transaction volume that would be Sponsored Volume if it were processed pursuant to this Agreement.
(ll)PCI Requirements shall mean the Payment Card Industry Data Security Standard (“PCI DSS”), the Payment Application Data Security Standard (“PA DSS”), and any other standard or requirement promulgated by the Payment Card Industry Security Standards Council (“PCI SSC”), or any successor to the PCI SSC, applicable by its terms or pursuant to Card Association Rules to the Company or the Company Services.
(mm)Person shall mean any individual, corporation, limited liability company, partnership, firm, joint venture, association, trust or unincorporated organization.
(nn)Post-Transfer Volume shall have the meaning given to such term in Section 8.4(b) of this Agreement.
(oo)Pre-Transfer Volume shall have the meaning given to such term in Section 8.4(b) of this Agreement.
(pp)Regulator shall mean any federal, state or local government, any political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government regardless of form, including any agency, bureau, court, tribunal, arbitrator (public or private) or other instrumentality.
(qq)Report shall have the meaning given to such term in Section 4.1 of this Agreement.
(rr)Reserve Account shall have the meaning given to such term in Section 3.4 of this Agreement.
(ss)Settlement Account shall have the meaning given to such term in Section 3.2(a) of this Agreement.
(tt)Sound Credit Standard Adjustments shall mean adjustments by Bank to the Sponsorship Criteria in effect at any given time which will counteract any material increase in risk to Bank in the total portfolio of Sponsored Entities and/or Sponsored Volume and is reasonably likely to have the intended effect.
(uu)Sponsored Acquiring Volume shall mean the aggregate dollar value of all Transactions acquired by Company from any Sponsored Entity for which Company provides Company Services for such Transactions using a BIN or ICA provided to or on behalf of Bank by any Card Associations.
(vv)Sponsored Agreement shall have the meaning given to such term in Section 1.2(c) of this Agreement.

(ww)Sponsored Entity shall mean any merchant, ATM operator, financial institution or other Person that enters into a Sponsored Agreement to utilize Bank Services.
(xx)Sponsored Entity Addenda shall have the meaning given to such term in Section 1.2(c) of this Agreement.
(yy)Sponsored Issuing Volume shall mean the aggregate dollar value of all Transactions for which Bank, on behalf of Company and/or any Sponsored Entity, is the principal member, principal customer, or otherwise has any responsibility or liability to any Card Association.
(zz)Sponsored Volume shall mean the aggregate of all Sponsored Acquiring Volume and all Sponsored Issuing Volume.
(aaa)Sponsored Year shall mean the calendar year during which Bank provided the Bank Services to Company. In the event that Bank provided Company with the Bank Services for a portion of the calendar year, the portion of that calendar year shall constitute the Sponsored Year.
(bbb)Sponsorship Criteria shall have the meaning given to such term in Section 1.2(d) of this Agreement.
(ccc)Sponsorship Fee shall have the meaning given to such term in Schedule 2.1 to this Agreement.
(ddd)Subcontractor shall mean an agent, contractor or vendor of Company engaged in the provision of all or a part of the Company Services.
(eee)Term shall have the meaning given to such term in Section 9.1 of this Agreement.
(fff)Third-Party Agent shall mean an ISO, Payment Facilitator or other third party service providers or agents.
(ggg)Total Volume shall mean (i) the aggregate dollar value of all Transactions for which Company (or, for purposes of this definition, any Person (except as set forth below) in which the Company owns *** percent (***%) or more of the outstanding equity capital or *** percent (***%) ownership interest (an “Affiliated Person”)) provides electronic funds transfer, issuer debit or credit, merchant transaction processing, payment authorization, certain data processing, clearing, settlement or sponsorship services, including debit card or ATM processing support, network switching services and related services on its own account and through the use of third parties (“Transaction Services”) less (ii) the aggregate dollar value of (A) all Transactions which were not processed by Company pursuant to this Agreement as a result of Bank’s exercise of it rights under Section 1.2(e) hereof or the exercise of Bank’s Declination Rights pursuant to Section 4.4 hereof, (B) all Transactions of Persons processed by Company for another bank (1) resulting from such bank’s referral of the Person to Company for such Company processing services pursuant to a written referral agreement between Company and the referring bank, and (2) to which bank Company is contractually obligated to pay fees with regard to such referred Persons pursuant to such written referral agreement, (C) all Transactions processed by Company for a bank (other than Bank) where such bank is the issuing principal member for such Transactions, issuing principal customer for such Transactions or otherwise has the responsibility or liability to a Card Association as the issuer for such Transactions, (D) all Transactions processed by Company for which Bank is prohibited from providing Bank Services for such Transactions as a result of Applicable Law or Card Association Rules as of the date hereof (including, for the avoidance of doubt, any Transactions for which an Affiliated Person provides Transaction Services which Bank is prohibited from sponsoring as a result of such Affiliated Person or Transaction involving activities outside the United States) and (E) all Transactions processed by Company for Excluded Merchants. For the avoidance of doubt, Total Volume shall include Sponsored Volume.
(hhh)Transaction means any function or action supported by Company and attempted by cardholders or others at an ATM, a point-of-sale device, through the internet, or via mail, telephone, or other customer-present or customer-absent transaction channel, or other device when supported directly or indirectly by Company.
(iii)Transferred Sponsored Agreements shall have the meaning given to such term in Section 8.4(b) of this Agreement.
(jjj)Treasury Management Agreement shall mean that certain Treasury Management Agreement dated June 30, 2009, as amended from time to time prior to the date hereof, and any successor agreement by and between Bank and Company.
(kkk)Visa Third-Party Agent shall mean an entity that provides payment-related services, directly or indirectly, to a Visa member and/or stores, transmits or processes Visa cardholder data.

Section 1.2 Company Services and Standards.

(a)Company will use Bank Services in order to provide certain electronic funds transfer, issuer debit and credit, and merchant transaction processing, payment authorization, certain data processing, clearing, settlement and sponsorship services, including debit card and ATM processing support, network switching services and related services on its own account and through the use of third parties to Sponsored Entities (such services utilizing the Bank Services referred to herein collectively as the “Company Services”).
(b)The standard forms of the Sponsored Agreements in use as of the Effective Date and provided to Bank shall continue to be deemed approved by Bank (the “Form Approved Sponsored Agreement”); provided, however, that Bank and Company shall negotiate in good faith and reach an agreement on certain changes in the Form Approved Sponsored Agreements requested by Bank during the thirty (30) day period following the date hereof. From and after the date hereof, the Form Approved Sponsored Agreement may be revised as follows:
(i)in the event that the Bank or Company reasonably determines such changes are required by the requirements of the Card Association Rules or Applicable Law, promptly after the Bank or Company, as applicable, provides the other party with such changes;
(ii)with the written agreement by the parties; or
(iii)by Company in the ordinary course of its business, provided that any revisions made by Company to the following provisions shall require the prior written consent of Bank (which written consent shall not be unreasonably withheld, conditioned or delayed): (1) any changes to the obligations of the third party regarding data security that could reasonably be construed as adverse or reducing such party’s data security obligations, (2) changes that adversely vary the obligation of the third party to comply with the Card Association Rules, (3) changes that adversely impact the ability of Bank to terminate the Sponsored Agreement, (4) adverse changes to those provisions of the Sponsored Agreement which prohibit the third party from filing suits against Bank, or (5) changes increasing or otherwise adversely affecting Bank’s risk or potential liability, including changes to Bank’s indemnification rights or obligations, limitations on Bank’s liability, or changes to assignment rights and obligations.
Once any changes to the Form Approved Sponsored Agreement are implemented in accordance with the foregoing, such revised Form Approved Sponsored Agreement shall be deemed to be a Form Approved Sponsored Agreement hereunder and shall supersede the prior version of the same. Company will ensure that the Form Approved Sponsored Agreement conforms to the requirements of the Card Association Rules and Applicable Law.
(c)From time to time after the date hereof, Company will enter into new agreements with third parties that incorporate and/or will utilize the Bank Services. In entering into such agreements, Company shall utilize the then-current version of the Form Approved Sponsored Agreement; provided, however, that Company may modify, or agree to modifications requested by such third parties in the ordinary course of business; provided, further, that any modifications or changes shall conform to the Sponsorship Criteria and any modifications or changes to the following provisions shall require the prior written consent of Bank (which written consent shall not be unreasonably withheld, conditioned or delayed): (1) any changes to the obligations of the third party regarding data security that could reasonably be construed as adverse or reducing such party’s data security obligations, (2) changes that adversely vary the obligation of the third party to comply with the Card Association Rules, (3) changes that adversely impact the ability of Bank to terminate the Sponsored Agreement, (4) adverse changes to those provisions of the Sponsored Agreement which prohibit the third party from filing suits against Bank, or (5) changes increasing or otherwise adversely affecting Bank’s risk or potential liability, including changes to Bank’s indemnification rights or obligations, limitations on Bank’s liability, or changes to assignment rights and obligations. All agreements entered into by Company in accordance with this Section 1.2(c) are hereinafter referred to as “Sponsored Agreements”. Company will facilitate, administer and maintain records of all Sponsored Agreements, including as necessary for Company or Bank to comply with Applicable Law and the Card Association Rules. In addition, Company will use commercially reasonable efforts to ensure other appropriate terms and conditions are contained in Sponsored Agreements. Notwithstanding the foregoing, Bank acknowledges that Company may enter into addenda and other agreements with Sponsored Entities which are styled as amendments to Sponsored Agreements but which involve the agreement of the Sponsored Entity to utilize services provided by Company which do not utilize Bank Services (“Sponsored Entity Addenda”). Sponsored Entity Addenda shall not be subject to the review or prior approval by Bank, and Company shall be permitted to enter into Sponsored Entity Addenda so long as (1) such Sponsored Entity Addenda do not amend the actual terms of the Sponsored Agreement with regard to Bank Services, (2) such Sponsored Entity Addenda and the services provided thereunder are in compliance with the requirements of the Card Associations Rules and Applicable Law, and (3) such Sponsored Entity Addenda make clear that Bank has no responsibility or liability related to the products or services contemplated therein.
(d)Company and Bank agree that the criteria in place as of the date hereof will be utilized and followed by Company to enroll new Sponsored Entities for the Bank Services after the Effective Date and until such criteria are replaced in accordance with the following sentence. During the *** day period following the date hereof, Company and Bank shall negotiate in good faith and reach an agreement on revised criteria (the criteria in effect at any time, the “Sponsorship Criteria”). The Sponsorship Criteria may be updated from time to time by Bank upon written notice to Company as reasonably required by Bank (i) to comply with the requirements of the Card Association Rules and/or Applicable Law and/or (ii) to make Sound Credit Standard Adjustments (subject to Section 1.2(e), below). The Sponsorship Criteria will be utilized and followed by Company to enroll new Sponsored Entities for the Bank Services after the Effective Date. Bank shall have the right to periodically review Sponsored Entities for continued compliance with the Sponsorship Criteria. Company may supplement the Sponsorship Criteria from time to time after the Effective Date by providing written notice to Bank; provided, however, that (i) no such supplements, when considered together with all prior supplements added by Company, shall increase Bank’s risk in providing Bank Services hereunder without Bank’s prior written consent, and (ii) Company shall make no changes to the Sponsorship Criteria without Bank’s prior written consent. In the event that Company requests a waiver in writing of the Sponsorship Criteria with regard to a potential new Sponsored Entity, Bank shall use commercially reasonably efforts to either grant or deny such waiver within *** Business Days.
(e)In the event that Bank desires to make Sound Credit Standard Adjustments, the parties agree as follows:
(i)Bank shall provide Company *** Business Days prior written notice of the revised Sponsorship Criteria and the parties shall consult with regard to such revisions and the implementation thereof in good faith;
(ii)Following such *** Business Day consultation period, the revised Sponsorship Criteria shall be effective and Company shall utilize such revised Sponsorship Criteria in enrolling new Sponsored Entities; and
(iii)Company shall utilize reasonable commercial efforts to move any Sponsored Entities that are not in compliance with the revised Sponsorship Criteria to an alternative provider of sponsorship, and Company shall not renew or extend the term of any Sponsored Agreement with any such Sponsored Entity; provided, however, that, subject to Section 1.2(j), Company shall not be obligated to terminate any contract with any Sponsored Entity for the duration of the then-current term of the Sponsored Agreement and Bank shall continue to provide Bank Services for such Sponsored Entity for the remainder of the then-current term of such Sponsored Agreement.
(f)Company agrees that Company will only enter into new agreements utilizing the Bank Services with financial institutions, merchants or other organizations that meet or exceed the Sponsorship Criteria. Company shall be responsible for conducting and complying with (i) the requirements of the Card Association Rules and Applicable Law, in each case as applicable to Company generally and as applicable to Bank with respect to the Company Services that Company is providing on behalf of Bank, including but not limited to requirements related to screening, due diligence and customer identification or know your customer, including but not limited to the Bank Secrecy Act of 1970 (including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001) and regulations and guidance promulgated or issued by the Office of Foreign Assets Control and (ii) any other policies and procedures which are agreed to in writing by Company and Bank. Company shall also monitor Sponsored Entities pursuant to the requirements of the Card Association Rules and relevant Applicable Law for ongoing compliance with the requirements of the Card Association Rules and relevant Applicable Law, including but not limited to any money laundering, terrorist financing and bank secrecy requirements. Company further agrees to satisfy the compliance requirements set forth in Schedule 1.2(f) hereof. Company shall retain accurate records of its, and where applicable, the Sponsored Entities’ compliance with the Card Association Rules, Applicable Law, and the compliance requirements set forth in Schedule 1.2(f). Such records shall be made available for and shall be subject to Bank’s review pursuant to Section 5.1 of this Agreement.
(g)Company shall be responsible for all obligations and liabilities arising out of its provision of Company Services except as may otherwise be provided in this Agreement.
(h)Company will direct, manage, conduct and administer the Company Services (with the assistance contemplated hereunder of Bank with respect to its provision of the Bank Services).
(i)Company will provide Bank with prompt notice of any proceedings naming Bank as a party or that could materially affect the performance by Company of its obligations hereunder. Company will not bring suit in Bank’s name without the prior written consent of Bank.
(j)Subject to Section 1.2(e), Company shall promptly terminate any Sponsored Agreement in the event that the Sponsored Entity party to such Sponsored Agreement fails to meet the Sponsorship Criteria.

Section 1.3 Bank Clearing, Settlement and Sponsorship Services. Pursuant to the terms of this Agreement:
(a)Bank shall provide the following services in accordance with, and subject to, this Agreement (the “Bank Services”):
(i)Bank shall make available to the Company BINs and ICAs for the purpose of providing Company Services;
(ii)Bank shall act as sponsor in accordance with the Card Association Rules for Transactions for which Company provides Company Services using a BIN or ICA provided by Bank;
(iii)For Sponsored Entities which are not principal members, principal customers or similar designations of the Card Associations, Bank shall be the principal member, principal customer or other similar designation for such Sponsored Entities under the Card Association Rules for Transactions utilizing Company Services;
(iv)Bank shall clear and settle Transactions through the Card Associations; and
(v)Bank will use commercially reasonable efforts in cooperating with Company in the settlement of all transaction amounts, chargeback and retrieval proceedings, compliance and other Card Association actions involving Company, the Sponsored Agreements and/or the Bank Services, including but not limited to performing any transactions with Card Associations in the event Company is not authorized to perform such transactions on its own account or if it is not commercially practical for Company to perform such transactions; provided that, in no event shall Bank be obligated to assume or pay any unfunded liabilities of Company and/or Sponsored Entities.
(b)As provided in Section 6.1 hereof and subject to the limitations therein, Company shall be responsible for and pay (i) any reasonable out-of-pocket costs of Bank in obtaining or maintaining BINs and ICAs as required hereby and (ii) any amounts paid or payable to Card Associations by Bank or Company, including any assessments, fees, fines or penalties, related to the Bank Services; provided, that, to the extent any such amounts are attributable to the gross negligence or willful misconduct of Bank, Bank shall bear such amounts. Company and Bank acknowledge and agree that the BINs and ICAs to be made available to Company hereunder may only be utilized with respect to and for the purposes contemplated in this Agreement and Company’s Sponsored Agreements. Upon termination of this Agreement, Bank will transfer the BINs and ICAs used by Company under the terms of this Agreement to the successor sponsor bank to be used by Company, subject to any restrictions as may be imposed by any Card Association, and Company shall pay Bank’s reasonable costs for the transfer of the BINs and ICAs. Bank and Company shall, prior to termination of this Agreement, agree to the amount of reserve to be held by Bank to satisfy the trailing liabilities of Company.
(c)Bank will remain a member of the Card Associations throughout the Term; provided that Bank will not be in breach of this commitment if Bank’s failure to remain a member is attributable to any action or inaction, whether direct or indirect, of Company.
(d)Each of Bank and Company will designate a liaison of an appropriate level of seniority to interface with the other party and provide reasonable cooperation and assistance to the other party to accomplish the purposes of this Agreement.
(e)Except to the extent otherwise agreed by and between Company and Bank, Company shall be responsible for all chargebacks and losses related to the Bank Services, each Sponsored Entity, and each Transaction for which the Bank Services are provided by Bank, except to the extent that such chargebacks and/or losses are caused by the gross negligence or willful misconduct of Bank.
(f)Bank shall have the right to require Company’s termination of a particular Sponsored Agreement in the following circumstances:
(i)to the extent termination is required as a result of a violation of the then current requirements of the Card Association Rules or Applicable Law or in the event of actual fraud by the Sponsored Entity;
(ii)if required by a Card Association, provided that in such case Bank may only require Company to terminate the Sponsored Agreement with respect to the Card Association so requiring;
(iii)due to the requirements or demands of any Regulator or if failure to do so would cause Bank to violate the requirements of Applicable Law or expose Bank to any assessments, fees, fines or penalties from any Regulator; or
(iv)subject to Section 1.2(e) hereof, such Sponsored Entity fails to comply with or satisfy the Sponsorship Criteria in effect at such time.

Bank will notify Company of its desire for Company to terminate a Sponsored Agreement together with a reasonably detailed explanation for such desire, and will work with Company to identify approaches to mitigate risk factors (such as initiating or increasing Sponsored Entity reserves) or transfer the Bank Services to an alternative provider prior to requiring Company to terminate the Sponsored Agreement; provided that, if Bank elects to require Company to terminate a Sponsored Agreement, in no event will such termination occur later than *** days after Company’s receipt of notice of Bank’s election, or such shorter period as is reasonably necessary for Bank to comply with Applicable Law or the Card Association Rules.
Upon notice to Company, Bank may place holds on funds due or to become due to a Sponsored Entity based on Bank’s good faith evaluation of the credit risk of the Sponsored Entity to the extent reasonable under the circumstances.
(g)Bank agrees not to exercise its termination rights under any Sponsored Agreement in a manner inconsistent with this Agreement.
(h)Bank agrees to cooperate with Company on a timely basis in the preparation, administration and/or signing of Sponsored Agreements that conform to the requirements of this Agreement and the Card Association Rules. Bank hereby authorizes Company to execute Sponsored Agreements that conform to the requirements of this Agreement and the Card Association Rules and Applicable Law on its behalf and for its benefit.
(i)Bank will provide Company with prompt notice of any proceedings naming Company as a party or that could materially affect the performance by Bank of its obligations hereunder. Bank will not bring suit in Company’s name without the prior written consent of Company.
(j)Company may request that Bank become a member of or provide Company access to any card network for which Bank is not already a member or participant as of the date of request. In the event Company requests that Bank become a member of or provide Company access to a card network for which Bank is not already a member or participant, Company shall be responsible for Bank’s reasonable out of pocket costs associated with Bank’s actions taken in response to such request.
(k)To the extent Company requires security or reserves from a Sponsored Entity, Company shall use commercially reasonable efforts to have any funds in the nature of security or reserves for such Sponsored Entity and in respect of the Sponsored Agreement and the Sponsorship Criteria to be placed upon deposit with Bank.

Section 1.4 Compliance with Applicable Law and Card Association Rules. During the Term of this Agreement, Bank and Company agree to perform their respective obligations hereunder in compliance with the requirements of the Card Association Rules and Applicable Law, as each may be updated from time to time.

ARTICLE II

COMPENSATION AMOUNT

Section 2.1 Compensation Amount; Reporting.
(a)Company agrees to pay Bank all amounts payable by Company to Bank pursuant to the applicable provisions of Schedule 2.1 (the “Compensation Amount”) for the duration of the Term. The Compensation Amount shall be calculated by Company and paid to Bank monthly in arrears for each month of the Term, with payment of the Compensation Amount for each month becoming due and payable *** days after the end of such month. In addition to Company’s obligation set forth in the immediately preceding sentence, Company shall provide to Bank a reasonably calculated estimate of the Compensation Amount for each month no later than the *** Business Day after the conclusion of such month. The Company agrees to provide any available data or reporting that would be useful in estimating the final compensation amount prior to such *** business day. The Compensation Amount shall not include fees, charges or assessments imposed on Bank by third-party providers and passed on to Company, including any Card Association Fees owed hereunder.
(b)Concurrently with Company’s monthly payment to Bank of the Compensation Amount, Company shall provide to Bank a written report signed by a duly authorized employee of Company attesting to the Sponsored Volume and Total Volume, respectively, for the prior month to which the payment relates.

Section 2.2 Taxes. Each of Company and Bank shall be responsible for its own respective (i) personal property taxes on property it uses, regardless of whether such property is owned or leased, (ii) franchise and privilege taxes on its business, (iii) taxes based on its net income or gross receipts, and (iv) taxes based on the employment or wages of its employees, including FICA, Medicare, unemployment, worker’s compensation and other similar taxes. In addition, Bank shall be responsible for any sales, use, excise, value-added, services, consumption and other taxes and duties payable by Bank on the goods or services used or consumed by Bank in providing the Bank Services where the tax is imposed on Bank's acquisition or use of such goods or services and the amount of tax is measured by Bank's costs in acquiring such goods or services. Company shall be responsible for any sales, use, excise, value-added, services, consumption and other taxes or duties payable by Company on goods or services used or consumed in providing the Company Services where the tax is imposed on Company’s acquisition or use of goods or services and the amount of tax is measured by Company’s costs in acquiring such goods or services.

ARTICLE III

CLEARING SETTLEMENT & COMPANY ACCOUNTS
Section 3.1     Treasury Management Services. Company and Bank acknowledge and agree that any deposit, payment or other treasury management services with respect to any accounts of Company held at Bank (including without limitation those for wire, ACH or other electronic funds transfers, or other payment or deposit services and for transactions initiated by Company from or to the Clearing Account, Settlement Account, Company Account or Reserve Account) shall be governed by the terms of the Treasury Management Agreement.
Section 3.1Settlement and Clearing Accounts.
(a)Settlement Account. Bank or Company will maintain an account or accounts to receive settlement from and pay settlement to Card Associations related to all applicable Sponsored Entities (collectively, the “Settlement Account”). As part of Bank’s consideration for the Compensation Amount paid to Bank herein, Bank will receive and settle transactions through the interchange process of the Card Associations in accordance with the terms of this Agreement. Company, on behalf of Bank, will provide for payment and transfer of funds from the Settlement Account in accordance with Card Association Rules, and Company will direct Bank on such funds transfers with respect to Sponsored Entities. Company shall be responsible for any instructions provided by it or its agents to Bank, and Company shall be responsible for any shortfall in the Settlement Account, which Company agrees to fund within ***.

(b)Clearing Account. Company will maintain an account or accounts to process the clearing data to make monetary entries to its general ledger systems, to update Company and Settlement Accounts, and to make entries to merchant and issuer accounts related to Sponsored Entities (collectively the “Clearing Account”). Company shall be responsible for any instructions provided by it or its agents to Bank.
(c)Account Maintenance. Company and Bank have agreed to the process with regard to the maintenance of the Settlement Account, Clearing Account, Company Account and certain other accounts related to the relationship between Bank and Company.
Section 3.3Company Account. Company will maintain an operating account with Bank (the “Company Account”) for the purpose of receiving discount rates, fees and other amounts due Company pursuant to the Sponsored Agreements. Bank shall transfer such amounts to the Company Account from the Settlement Account at the times mutually agreed upon but no less than monthly. Company will use its commercially reasonable efforts to maintain a positive balance in the Company Account at all times. To the extent Company owes Bank any fees or other amounts under this Agreement, Bank may satisfy such obligations by debiting either the Company Account or withholding funds that otherwise would be transferred to the Company Account.
Section 3.4Reserve Account. In the event that (a) Company breaches its financial commitments under this Agreement or (b) Company is in default with regard to any payment or other covenant or obligation under any credit agreement or indenture representing a secured debt obligation of Company (excluding capital leases) or an unsecured debt obligation of Company with a principal amount in excess of $*** (any such default, a “Company Credit Default”) and such Company Credit Default is not cured or waived within *** days, then, Bank may require a reserve account (the “Reserve Account”) to be established by Company with Bank to secure the obligations of Company to Bank hereunder in such amount or amounts reasonably determined by Bank based on a reasonable assessment by Bank of Company’s past processing volume and chargebacks or if required by any Card Association or Regulator or rule issued by either of the same, plus any anticipated Card Association liabilities for which Company is responsible, including any liabilities incurred as a result of any Sponsored Entity. The Reserve Account may not be funded by amounts from the Settlement Account, but may be funded by amounts in the Company Account or from Company directly. In the event a Reserve Account is established (except for any Reserve Account established upon expiration or termination of this Agreement) and thereafter Company has cured any Company Credit Default and otherwise is in compliance with its financial covenants for a full fiscal quarter, then Bank shall refund any amounts in such Reserve Account. Upon expiration or termination of this Agreement, Company shall fund the Reserve Account with an amount reasonably requested by Bank to deal with chargebacks and trailing activity, and Bank shall (x) refund portions of such amount reasonably as such trailing activity is settled and (y) refund the full amount of the Reserve Account upon transfer of the BINs and ICAs to a successor sponsor bank, less any amounts then-owed by Company to Bank.
Section 3.5Security Interest. In order to secure the obligations of Company to Bank under this Agreement, in the event that Company is required to establish a Reserve Account pursuant to Section 3.4 hereof, then Company will grant Bank a lien and security interest in all of its right, title and interest in the following assets: (a) the Company Account and all sums held in, or that are or become due to, the Company Account, the Reserve Account and any other accounts of Company with Bank or its affiliates; (b) the Sponsored Agreements and any amounts due or to become due to Company or any rights of Company to receive compensation and fees pursuant to the Sponsored Agreements; (c) the BINs and ICAs related to the Sponsored Agreements; and (d) all books, records and proceeds related to the foregoing. Company hereby agrees to execute at the time a security interest is created, and hereby agrees and authorizes Bank to execute and file (at Company’s expense) at the time a security interest is created, any documents to create, perfect, maintain and enforce such security interest, including the filing of UCC financing statements. Bank shall release, and hereby authorizes Company to execute and file a termination statement so releasing, any security interest granted hereunder promptly after refunding the full amount of the Reserve Account pursuant to Section 3.4 hereof. Upon expiration or termination of this Agreement, Bank shall promptly release, and hereby authorizes Company to execute and file a termination statement so releasing, its security interest in any of the foregoing assets, other than the Reserve Account, following the funding of the Reserve Account in the amount reasonably requested by Bank in accordance with the last sentence of Section 3.4 of this Agreement. Company is not restricted or prohibited from granting liens in the foregoing collateral, provided that they are subordinate to those of Bank. Notwithstanding the foregoing, the Bank acknowledges that all existing liens related to the Company’s existing credit facility as the same may be amended, restated, amended and restated, supplemented, modified, refinanced and/or replaced from time to time, with the same and/or different lenders, are permitted liens and the existence of such liens shall not be deemed in any way to constitute a breach of this Agreement. In the event that Company (x) desires to (i) sell a portion of its Sponsored Agreements or (ii) transfer a portion of its Sponsored Agreements to another BIN or ICA held by a party other than Bank, and (y) is in compliance with its financial and other material non-financial commitments under this Agreement and has cured any Company Credit Default for a full fiscal quarter following a breach hereof or such Company Credit Default, then Company may request, and Bank shall promptly grant, a release of any security interest with respect to such Sponsored Agreements and the books and records relating thereto.

Section 3.6Settlement Risk. Bank shall not be responsible for the systemic risk of loss associated with a Card Association or the failure of a Card Association to effect settlement of transactions or to perform its obligations hereunder in the event of such failure; provided that this Section 3.6 shall not relieve Bank of its obligations in the settlement process once the funds or information is received from the Card Association.

ARTICLE IV
REPORTS AND RECORDS; BUSINESS CONTINUITY;
CERTAIN CONSENT RIGHTS

Section 4.1Reports. Bank agrees to designate a Company representative as Bank’s designee to receive all communications, reporting or other information relating to Company, Company Services, Sponsored Entities and/or Sponsored Agreements from the Card Associations. Company will make available copies of such information at Bank’s reasonable request. To the extent Company or Bank receives any material report or communication related to this Agreement (each a “Report”), including those from Card Associations, Sponsored Entities or Regulators, and which Reports are not otherwise received by the other party, the party receiving the Report will, if not prohibited by Applicable Law, promptly provide a copy of such Report to the other party. Each of Bank and Company will provide notice of, and will allow the other party to participate in, any material discussions or negotiations with any Card Association relating to any content contained in a Report. The form and format of any other routine report utilized as periodic communication between Bank and Company will be as mutually agreed by Bank and Company. Bank and Company may mutually agree to generate and receive other reports relating to their respective obligations under this Agreement.

Section 4.2Records. At all times and at Company’s expense, Company will maintain accurate and complete business records relating to its Sponsored Entities and Sponsored Agreements in accordance with Applicable Law and the Card Association Rules, including records demonstrating Company’s compliance with its obligations under this Agreement.

Section 4.3***.

Section 4.4 Certain Notice and Consent Rights of Bank.

(a)In the event that (x) Company desires to, or enters into, new arrangements with a Third-Party Agent, (y) Company desires to have Bank provide Bank Services to the then-existing portfolio of such Third-Party Agent and (z) the Payment Transaction Volume of such then-existing portfolio was greater than *** ($***) but less than *** Dollars ($***) in the *** month period prior to the effective date of such arrangement:
(i)Company shall provide Bank with *** Business Days prior written notice of its intent to commence conversion activities with regard to the then-existing portfolio of such Third-Party Agent together with Diligence Information for such portfolio;
(ii)Company shall cause such Third-Party Agent to terminate the contract of, or otherwise provide for the alternate sponsorship of, any Person which does not comply with the Sponsorship Criteria;
(iii)Company and Bank shall use commercially reasonable efforts to take such actions so that Bank is providing Bank Services to such then-existing portfolio as soon as practicable after the *** Business Day period set forth in Section 4.4(a)(i) above.
(b)In the event that (x) Company desires to, or enters into, new arrangements with a Third-Party Agent, (y) Company desires to have Bank provide Bank Services to the then-existing portfolio of such Third-Party Agent and (z) the Payment Transaction Volume of such then-existing portfolio was equal to or greater than *** Dollars ($***) in the *** month period prior to the effective date of such arrangement:
(i)Company shall provide Bank with *** Business Days’ prior written notice of its intent to commence conversion activities with regard to the then-existing portfolio of such Third-Party Agent together with Diligence Information for such portfolio;

(ii)During the *** Business Day period set forth in Section 4.4(b)(i) above, Bank shall have the right to exercise its Declination Right with regard to such Third-Party Agent or with regard to a portion of the then-existing portfolio of such Third-Party Agent by providing written notice to Company, in which case Company shall have the option to:
(1)Commence conversion activities with regard to all or a portion of the then-existing portfolio of such Third-Party Agent, in which case Company and Bank shall use commercially reasonable efforts to take such actions so that Bank is providing Bank Services with regard to all or a portion of the then-existing portfolio as soon as practicable after the *** Business Day period set forth above (for the avoidance of doubt, any conversion hereunder shall not waive Bank’s exercise of its Declination Rights); or
(2)Not commence conversion activities and obtain services similar to Bank Services from a third party for all or a portion of the then-existing portfolio.
For the avoidance of doubt, Company shall be permitted to enter into a Sponsored Agreement with a Third-Party Agent as to which Bank has exercised its Declination Right with respect to its future activities and referrals (so long as such Third-Party Agent is in compliance with the Sponsorship Criteria);
(iii)Company shall cause such Third-Party Agent to terminate the contract of, or otherwise provide for the alternate sponsorship of, any Person that does not comply with the Sponsorship Criteria.
(c)In the event that (x) Company acquires assets of any third party, whether by merger, stock or asset purchase or otherwise (a “Company Acquisition”), (y) Company desires Bank to provide Bank Services with regard such assets and (z) Payment Transaction Volume related to such assets for the *** month period prior to such acquisition was less than *** percent (***%) of Sponsored Volume for such *** month period:
(i)Company shall provide Bank with *** Business Days prior written notice (together with the Diligence Information with regard to such assets) of the date it desires Bank to commence providing Bank Services with regard to such assets;
(ii)Company shall terminate the contract of, or otherwise provide for the alternate sponsorship of, any Person which does not comply with the Sponsorship Criteria; and
(iii)Company and Bank shall use commercially reasonable efforts to take such actions so that Bank is providing Bank Services on or prior to the date specified by Company in the notice referenced in Section 4.4(c)(i) above.
(d)In the event (x) of a Company Acquisition, (y) Company desires Bank to provide Bank Services with regard to such assets and (z) Payment Transaction Volume related to such assets for the *** month period prior to such acquisition was equal to or in excess of *** percent (***%) of Sponsored Volume for such *** month period:
(i)Company shall provide Bank with written notice (together with the Diligence Information with regard to such assets) at least *** Business Days’ prior to the date it desires Bank to commence providing Bank Services with regard to such assets;
(ii)During the *** Business Day notice period set forth in Section 4.4(d)(i) above, Bank shall have the right to exercise its Declination Right with regard to all or a portion of the assets of such Company Acquisition by providing written notice to Company, in which case Company shall have the option to:
(1)Commence conversion activities with regard to all or a portion of the assets of such Company Acquisition, in which case Company and Bank shall use commercially reasonable efforts to take such actions so that Bank is providing Bank Services with regard to such assets (or portion thereof) as soon as practicable after the *** Business Day period set forth above (for the avoidance of doubt, any conversion hereunder shall not waive Bank’s exercise of its Declination Rights); or
(2)Not commence conversion activities and exercise its right to receive services similar to Bank Services from a third party for all or a portion of the assets of such Company Acquisition.
(i)For the avoidance of doubt, Company shall terminate the contract of, or otherwise provide for the alternate sponsorship of, any Person which does not comply with the Sponsorship Criteria.

(e)For the avoidance of doubt, the terms of this Section 4.4 shall be considered material terms of this Agreement.

(f)Notwithstanding anything contrary to the foregoing, Bank shall use commercially reasonable efforts to expedite its review of Diligence Information so as to permit the parties to commence conversion activities as promptly as reasonably practicable following the delivery by Company of written notice under this Section 4.4.

ARTICLE V
AUDIT

Section 5.1Audits.
(a)Each party shall provide the other, its employees, its auditors and Regulators with reasonable access, upon no less than *** days’ advance written notice, to conduct financial, operational and technical audits of the other party to verify compliance with such party’s obligations under this Agreement and assessment of the Compensation Amount, fees and other charges under this Agreement. A party may not exercise its audit rights hereunder more than *** in any *** month period (provided, however, that assessments initiated by a Card Association shall not constitute an audit hereunder), but provided further that, a party may exercise its audit rights more frequently in the event that such party has identified the other party’s meaningful non-compliance with this Agreement, or if such party reasonably believes that the other party is not in meaningful compliance with this Agreement; provided, however, that any audit rights in addition to the annual audit right described above shall be limited to the subject area of a party’s meaningful non-compliance (or the subject area that a party reasonably believes that the other party is not in meaningful compliance). In performing any audit, a party and its Auditor (defined below), as applicable, shall endeavor to complete the audit within *** business days and otherwise in such a manner as to avoid unnecessary disruption of the other party’s business operations. Audits will occur during normal business hours and at a mutually agreeable time. A party being audited in accordance with the terms hereof will assist in any such audit as requested; provided, however, that the party being audited reserves the right to charge the other party for reasonable expenses in providing such review assistance. If in the course of an audit, a party identifies the other party’s non-compliance with the terms of this Agreement, the auditing party shall notify the party being audited of such non-compliance within *** days of identifying the non-compliance and the party being audited shall remediate such non-compliance at its sole cost and expense. For purposes of clarity, a “Due Diligence Review” of Company or Company’s Subcontractors is not considered an “audit” for purposes of the audit frequency limitation set forth in this Section 5.1. For purposes of this Section 5.1, “Due Diligence Review” means operational reviews, regular and recurring oversight and monitoring processes, and risk management assessments.
(b)As part of any audit, Bank may review a representative sample of Sponsored Agreements and other records maintained by Company pursuant to this Agreement.  The sample size will vary and will be dependent on the number and types of Sponsored Entities.
(c)Any Regulator with jurisdiction over a non-performing party will have the right to audit the party performing services to the extent of such Regulator’s authority to audit such non-performing party if such non-performing party were performing the services hereunder internally and has relevant jurisdiction over the party performing services. In the event of any such Regulator audit, the party being audited will reasonably cooperate with such audit and provide such Regulator with all information and data relating to the services being provided. Each party further acknowledges that any information disclosed to the auditing party during the Term of the Agreement in any way related to an audit, including but not limited to the specific contents and general results of such audit, shall be treated as Confidential Information of the party being audited. Upon the later of the expiration/termination of the Agreement and the date a party is no longer required to maintain such Confidential Information for compliance with Applicable Law, each party shall either return all copies, memoranda, materials, other papers and copies relating to the audit or, alternatively, certify in writing to the disclosing party that all such information has been properly destroyed. Notwithstanding anything to the contrary herein, each party acknowledges that the other party is a regulated entity and that any audit by a Regulator may require coordination with the Regulator of such party.
(d)Subject to the notice provisions, restrictions and other terms of this Section 5.1, during the Term of the Agreement and during the period for which a party must maintain records relating to the services provided hereunder, each party shall provide to the other party, and to such party’s Auditor (as applicable), access at reasonable hours to personnel, to the facilities at or from which services are then being provided, and to pertinent information, all to the extent reasonably relevant to the services and obligations under this Agreement or schedule hereto. Each party shall provide to such reviewers, inspectors, regulators, and representatives such assistance, as reasonably required and shall cooperate fully with the reviewing party or its Auditor in connection with audit functions and with regard to examinations by Regulators. Each party reserves the right to charge the reviewing party’s reasonable out-of-pocket expenses in providing such assistance.

(e)Each party reserves the right to use a third-party auditor (“Auditor”) in connection with such party’s audit rights hereunder, provided that (A) such party provides the other party with advance written notice of the name and a summary of the related professional experience of such Auditor, (B) such Auditor must be reasonably familiar with the services provided hereunder, (C) the party being audited approves such Auditor, which approval will not be unreasonably withheld, and (D) the auditing party will be responsible for managing the Audit and ensuring such Auditor complies with the provisions of this Section 5.1. Each party, and any Auditor or other third party authorized by this Section 5.1 to perform an audit of a party on behalf of the other party, will be required to comply with the audited party’s reasonable security and confidentiality.
(f)Notwithstanding anything herein to the contrary, no party shall be required to provide, nor allow the other party access to, any information in connection with an audit hereunder that such party reasonably believes, in good faith, may materially jeopardize the confidentiality, security or safety and soundness of such party’s system or its customers.
(g)In addition to any other rights granted pursuant to this Section 5.1, Bank shall have the right to inspect Company’s books and records to verify (i) Company’s compliance with the reporting requirements set forth in Section 2.1(b) regarding reporting of Total Volume and Sponsored Volume; and (ii) to ensure Company’s daily reconciliation of the Clearing Account and the Company Account.

Section 5.2Audit Expense. Each party shall pay the cost of audits which it initiates hereunder; provided that, in the event that such an audit identifies a party’s material non-compliance with this Agreement, the non-complying party shall be required to pay the expenses of any subsequent audits (provided such audits are solely limited to the subject area of the material non-compliance) until the material non-compliance has been remediated to the reasonable satisfaction of the auditing party.

ARTICLE VI
ADDITIONAL FEES AND EXPENSES

Section 6.1Card Association Fees, Related Expenses and Liabilities. Company is responsible for all fees and expenses incurred or payable by Bank or Company in connection with the establishment, maintenance or use of the BINs and ICAs related to this Agreement, including all Interchange, assessments, network fees, fines, penalties, expenses of initial and ongoing registration of Company or any of its Subcontractors or service providers, and any other amounts due to or assessed by any Card Association related to or in connection with the Bank Services or Company Services (collectively, “Card Association Fees”). Company will pay such Card Association Fees directly to the applicable Card Association or will promptly reimburse Bank for any such fees paid by Bank to any Card Association; provided that, Company shall not be liable for Card Association Fees (a) arising out of the gross negligence or willful misconduct of Bank, or (b) to the extent solely attributable to Bank’s breach of this Agreement or violation of Applicable Law or the Card Association Rules. The Card Association Fees shall not be included in the Compensation Amount. As between Bank and Company, Company is responsible for all costs and expenses related to Company’s and each Sponsored Entity’s compliance or noncompliance with the requirements of Applicable Law and Card Association Rules, relating to this Agreement or the Company Services and Bank Services contemplated hereby, and the Sponsored Agreements, including, but not limited to, the expense of any data security compliance or breach or other requirements mandated by any Card Association Rules, including compliance with PCI Requirements. Company shall not be responsible for the cost of Bank’s compliance with any Card Association Rules, data security or other requirements, including compliance with PCI Requirements, that are not related to the Bank Services or Company Services
Section 6.2Company Account. As between Company and Bank, Company is solely responsible for all losses related to this Agreement, including losses to Bank, due to or caused by a Sponsored Entity related to this Agreement, such as losses resulting from chargeback, fraud, bankruptcy or similar events. To the extent there are insufficient funds in the Company Account to pay such losses, Bank shall notify Company in writing of the deficiency and Company shall promptly deposit funds in the Company Account sufficient to pay those losses. Bank may setoff losses from amounts otherwise due Company hereunder; provided that, Company shall not be liable for (i) losses arising out of negligent acts or omissions or misconduct of Bank or breach by Bank of this Agreement or (ii) losses arising out of claims which are subject to indemnification by Bank under this Agreement.
Section6.3Conversion Costs. Except in the event of a termination by Company pursuant to Section 9.3 or 9.4, Company shall pay any reasonable conversion costs of Bank resulting from the expiration or termination of this Agreement. Notwithstanding the foregoing, Bank shall be responsible for such conversion costs to the extent Bank’s membership in any Card Association is terminated, suspended or reduced in scope or scale as a result of actions within the direct control of Bank and not within Company’s control.

Section 6.4Other Costs and Expenses. Except as otherwise specified herein, each party shall be responsible for its own costs and fees in the preparation of this Agreement and carrying out of its obligations under this Agreement.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES AND COVENANTS

Section 7.1Bank - General. Bank hereby represents and warrants to Company and covenants with Company as follows:
(a)Bank is duly chartered and validly existing as an Ohio banking corporation with full power and authority to carry on its banking business as now conducted.
(b)Bank has all requisite corporate power and authority to enter into and perform all its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Bank. This Agreement constitutes the legal, valid and binding obligation of Bank enforceable against it in accordance with its terms, subject only as to enforceability of bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.
(c)No consent, approval or authorization of, or declaration, notice, filing or registration with, any Regulator or any other Person is required to be made or obtained by Bank in connection with the execution, delivery and performance of this Agreement except as may be required to register Company and any Sponsored Entity or other organization as required by the Card Association Rules and except to the extent that any such approval, authorization, declaration, notice, filing or registration would not have a material effect on Bank’s ability to perform under this Agreement.
(d)As of the date hereof, there is no litigation, civil proceeding or governmental proceeding pending or, to the knowledge of Bank, threatened, and there is no proceeding, pending dispute or ongoing investigation with any Card Association, and Bank does not know of any basis for any such litigation, proceeding, dispute or governmental or Card Association investigation or any order, injunction or decree outstanding which does or might materially affect Bank’s ability to enter into this Agreement or carry out Bank’s obligations thereunder or resulting in a material liability to Company or Bank.
(e)This Agreement does not conflict with any other agreement or obligation of Bank and neither the execution and delivery nor the performance of this Agreement will violate, conflict with, result in a breach of or default under, or constitute a violation of Bank’s bylaws, any agreement or any Applicable Law, judicial decree or order by which Bank is bound except to the extent that any such conflict, breach, violation or default would not have a material effect on Bank’s ability to perform under this Agreement.
(f)As of the date of this Agreement, Bank is a principal member or licensee, as the case may be, in good standing of Visa, MasterCard and the other Card Associations set forth on Schedule 1.1(f) to this Agreement, and no Card Association has notified Bank that any limitation with respect to dollar volume, transaction volume or otherwise are or may be imposed on Bank with respect to the transactions cleared by Bank through such Card Association. Bank shall promptly notify Company if it, at any time, receives any such notice or has reason to believe that any such limitation may be imposed on it.
(g)During the Term of this Agreement, Bank will respond and use commercially reasonable efforts to promptly and professionally resolve the reasonable inquiries of Company, Card Associations and Regulators.
Section 7.2Company - General. Company hereby represents and warrants to Bank and covenants with Bank as follows:
(a)Company is a limited liability company duly organized and validly existing under the laws of the State of Delaware with full power and authority to carry on its business as now conducted.
(b)Company has all requisite power and authority to enter into and perform all its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action in respect thereof on the part of Company. This Agreement constitutes the legal, valid and binding obligation of Company enforceable against it in accordance with its terms, subject only as to enforceability of bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(c)To the knowledge of Company, no consent, approval or authorization of, or declaration, notice, filing or registration with, any Regulator or any other Person is required to be made or obtained by Company in connection with the execution, delivery and performance of this Agreement except for the registration of Company, any of its third party providers and each Sponsored Entity with the Card Associations as required by the Card Association Rules and this Agreement.
(d)As of the date hereof, to the knowledge of Company, there is no litigation, proceeding or governmental investigation pending or threatened, and there is no proceeding, pending dispute or ongoing investigation with any Card Association, and Company does not know of any basis for any such litigation, proceeding, dispute or governmental or Card Association investigation or any order, injunction or decree outstanding which does or might materially affect Company’s ability to enter into this Agreement or carry out Company’s obligations hereunder.
(e)To the knowledge of Company, this Agreement does not conflict with any other agreement or obligation of Company and neither the execution and delivery nor the performance of this Agreement will violate, conflict with, result in a breach of or default under, or constitute a violation of Company’s charter documents or membership and operating agreement, any agreement or any Applicable Law by which Company is bound.
(f)Company will be a registered Visa Third-Party Agent, MasterCard Service Provider, ISO or other such designation of Bank under applicable Card Association Rules and remain in good standing and will continue to maintain those registrations throughout the Term of this Agreement.
(g)During the Term of this Agreement, Company will respond to and use best efforts to promptly and professionally resolve the reasonable inquiries of Bank, Card Associations, Regulators and Sponsored Entities.
(h)Company’s systems used to provide Company Services do not and shall not infringe any third-party patents, copyrights, trademarks, trade names, service marks or other intellectual property rights.
Section 7.3Company - Card Association Representations, Warranties and Covenants. Company hereby represents and warrants to Bank and covenants with Bank as follows:
(a)Company has received and understands all Card Association Rules and Applicable Law and agrees (i) to comply in all material respects therewith, and (ii) to take no action or refrain from action that would cause Bank’s failure to comply with the then current requirements of the Card Association Rules or Applicable Law.
(b)On an ongoing basis, Company will regularly provide Bank with the current addresses for all its offices to the extent requested by Bank.
(c)In the event of any irreconcilable conflict between any provision of this Agreement and the Card Association Rules, except to the extent of any indemnity obligation of Company to Bank hereunder, the Card Association Rules in each instance shall govern and control.
(d)Company acknowledges and agrees that Card Associations’ respective trademarks and service marks are the sole and exclusive property of such Card Associations (“Card Association Marks”). To the extent required by the Card Association Rules, Company agrees to not unreasonably contest the ownership of these Card Association Marks and that Card Associations may at any time immediately and without advance notice prohibit Bank, Company or a Sponsored Entities from using their respective Card Association Marks.
(e)Company acknowledges and agrees that Card Associations shall have the right, either in law or in equity, to enforce any provision of the Card Association Rules and to prohibit Company’s conduct that creates a risk of injury to Card Associations or that may adversely affect the integrity of Card Association systems, information or both. Company agrees to refrain from taking any action that would have the effect of interfering with or preventing an exercise of these rights by Card Associations.
(f)Company agrees not to use any Card Association Marks other than as permitted by the Card Association Rules. To the extent required by the Card Association Rules, Company also agrees not to suggest, imply or in any manner create an impression that it is a member of, endorsed by or an authorized representative of any Card Association unless such rights are granted to Company through a direct agreement between Company and the applicable Card Association.
(g)As between Bank and Company, Company shall be responsible for ensuring that all Sponsored Entities comply with the Card Association Rules, and for any losses that may result for Bank or otherwise, as a result of any Sponsored Entity’s failure to comply with the Card Association Rules. Company further agrees, to the extent required by the Card Association Rules, to the following:
(i)Company will not use Card Association equipment and software (“Card Association Systems”) and Card Association information identified or reasonably understood to be confidential or proprietary (“Card

Association Confidential Information”) for anything other than to provide Company Services in accordance with the Card Association Rules;
(ii)To treat the Card Association Systems and Card Association Confidential Information in at least as careful and confidential a manner as Company treats its own or Bank’s systems, proprietary information and Confidential Information;
(iii)To acknowledge that access to the Card Association Systems and Card Association Confidential Information does not convey to Company any right, title, interest or copyright therein or any license to use, sell, exploit, copy or develop them further;
(iv)To limit access to the Card Association Systems and Card Association Confidential Information to only those Company employees with a need to have access for Company to perform Company Services under this Agreement and to implement and maintain reasonable and appropriate safeguards to prevent unauthorized access to or use of the Card Association Systems or Card Association Confidential Information;
(v)Upon termination of Company’s registration with a Card Association, to immediately cease any and all use of such Card Association Systems and promptly thereafter deliver to Bank all Card Association Confidential Information then in its possession or control, upon request by one or more Card Associations to immediately cease any and all use of the Card Association Systems and promptly thereafter deliver all Card Association Confidential Information then in its possession or control to Card Associations; and
(vi)To immediately advise Bank if Company becomes aware that any unauthorized Person or external entity gains access to the Card Association Systems or Card Association Confidential Information by or through Company, the Sponsored Entities or any of their systems or with respect to the Company’s business, whether by legal proceeding or otherwise.
(h)Card Associations may at any time conduct financial and procedural audits of Company to the extent set forth in the applicable Card Association Rules. Company agrees to cooperate with and promptly supply any Card Association with all information and material reasonably requested, including information about Sponsored Entities and cardholders.
(i)Card Associations may determine it is necessary to impose risk conditions on Company or Sponsored Entities.
(j)Company will at all times maintain compliance with, and use commercially reasonable efforts to ensure that its Sponsored Entities will at all times maintain compliance with, data security standards and requirements established by the Card Associations, including without limitation PCI Requirements. Company agrees to provide Bank with a monthly report identifying the Sponsored Entities that have been identified by a Card Association as a common point of compromise resulting in a requirement that the merchant engage a PCI forensic investigator to perform a forensic examination along with a status of such matter. Upon request and without limitation of frequency, Company agrees that it shall obtain documents evidencing a Sponsored Entity’s compliance with PCI Requirements. In the event Company becomes aware that any Sponsored Entity is not in compliance with PCI Requirements, Company will provide documentation thereof to Bank and will take all commercially reasonable measures, up to and including termination of such Sponsored Agreements, to ensure such Sponsored Entities remediate any non-compliance as soon as reasonably possible and in accordance with all Card Association mandated timeframes.

ARTICLE VIII

CONFIDENTIALITY; EXCLUSIVITY

Section 8.1Confidential Information.
(a)The parties expressly acknowledge that in the course of the parties’ negotiation of this Agreement and the performance hereunder, both parties have disclosed prior to the date hereof and may continue to disclose Confidential Information. All Confidential Information shall be held in the strictest confidence and will not be disclosed, except as specifically permitted by the terms hereof. Each party and its employees, representatives, legal counsel, accountants and other agents will use the Confidential Information solely for the purpose of performing under and in compliance with the terms of this Agreement, will not use the Confidential Information for any other purpose, and will not disclose or communicate the Confidential Information, directly or indirectly to any third party. Notwithstanding the foregoing, each party further agrees that the Confidential Information will be disclosed only to such of its representatives who need to know the Confidential Information for the purposes described above. Before being provided with any Confidential Information, each such representative shall be informed of the confidential nature of the Confidential Information and the terms of this Agreement, shall be directed to treat the Confidential Information confidentially, and shall agree to abide by each confidentiality provision of this Agreement. Each party shall in any event be responsible for any breach of this Agreement by any representative.
(b)Each party shall take all reasonable steps necessary to keep confidential the Confidential Information and shall take all reasonable steps necessary to assure observation of this Agreement by its representatives. All Confidential Information shall remain the exclusive property of the respective party or its affiliates, as applicable. Upon request by the other party, each party shall promptly surrender to them any of the Confidential Information in its possession, and shall surrender all Confidential Information to the other party promptly upon request. The parties will not retain any copies of the Confidential Information, unless otherwise agreed in writing by both parties.
(c)Each party expressly further agrees that it shall return to the disclosing party upon that party’s request or upon termination of the Agreement any such Confidential Information and copies thereof.
(d)Each party shall promptly notify the other party of any material breaches in security, unauthorized entry or hacking of any of its systems, software or other secured locations, or of any unauthorized disclosures or breaches regarding any Confidential Information in accordance with such party’s policies and procedures.
Section 8.2Non-Confidential Information. The provisions of this Article 8 shall not apply to information which: (i) is in the public domain or in the possession of the receiving party without restriction at the time of receipt under this Agreement (except to the extent that information with respect to Company and its business was available to Bank as a result of Bank’s direct or indirect prior ownership of the business now conducted by Company); (ii) is used or disclosed with the prior written approval of the disclosing party; (iii) is independently developed by the receiving party without use of the other party’s Confidential Information; (iv) is or becomes known to the receiving party from a source other than the disclosing party without breach of this Agreement by the receiving party or (v) is ordered to be released by a court of competent jurisdiction or appropriate regulatory authority, but in such a case the party required to disclose the information, to the extent possible and legally permissible, shall provide the other party with timely prior notice of the requirements and coordinate with such other party in an effort to limit the nature and scope of the required disclosure.
Section 8.3Remedy. In the event of any breach of Sections 8.1 or 8.2, the parties agree that the non-breaching party will suffer irreparable harm and the total amount of monetary damages for any injury to the non-breaching party from any violation of Sections 8.1 or 8.2 will be impossible to calculate and will therefore be an inadequate remedy. Accordingly, the parties agree that the non-breaching party shall be entitled to seek temporary and permanent injunctive relief against the breaching party, its affiliates, employees, officers, directors, agents, representatives, Subcontractors or independent contractors, and the other rights and remedies to which the non-breaching party may be entitled to at law, in equity and under this Agreement for any violation of this Article 8. The provisions of Sections 8.1, 8.2, and 8.3 shall survive the termination of this Agreement.
Section 8.4Exclusivity.
(a)The Company will be permitted to receive services similar to the Bank Services from other parties or to provide such similar services for its own account.
(b)Except as set forth below, Bank shall provide Bank Services exclusively to Company and to no other Person or entity. Bank shall be permitted to provide Bank Services to Persons in an amount not to exceed (i) from and after the date hereof and until ***, an annual aggregate dollar value of transactions (which would be Transactions if supported by Company) of $***, and (ii) from and after ***, an annual aggregate dollar value of transactions (which would be Transactions if supported by Company)which is equal to or less than *** percent (***%) of Company’s Total Volume for the immediately prior Sponsored Year (the amounts set forth in (i) and (ii) above being referred to as the “Permitted Volume”); provided, however that (i) Bank shall not agree to provide services similar to Bank Services to any Person who, at the time Bank would enter into a contract to provide such Bank services, is reported to be one of the *** largest merchant acquirers in the United States in the Nilson Report (or, if the Nilson Report is no longer in existence, a similarly reputable publication), and (ii) Bank shall not solicit any Person for services similar to Bank Services to which Company has provided Company Services in the *** year period prior to the date that Bank is proposing to commence providing such Bank services and (iii) ***. In addition, notwithstanding anything in this Agreement to the contrary, Bank shall be permitted, without restriction or limitation, to provide services similar to the Bank Services to any customer of Bank so long as such services are not used to facilitate or support Transactions (ignoring, for purposes hereof, whether such Transaction are supported by Company) occurring over a Card Association identified on Schedule 1.1(f) to this Agreement or any other network or association of which Bank becomes an authorized member or participant after the Effective Date which network or association operates in a manner that is substantially similar to the Card Associations identified on Schedule 1.1(f) hereto (i.e., that facilitates transactions based on the presentation by a cardholder of a card, code or device to a merchant or ATM, which the merchant or ATM accepts and uses to initiate a debit or charge through the network or association to the cardholder’s account at the financial institution that issued the applicable card, code or device). Notwithstanding the foregoing, in the event that an acquiring entity does not agree to maintain any acquired Sponsored Agreements as Sponsored Agreements in accordance with Section 8.5 hereof, then the Permitted Volume shall be increased by a dollar amount determined as follows. At the end of the *** month period following the transfer of any Sponsored Agreements subject to Section 8.5 hereof (“Transferred Sponsored Agreements”), Company shall compare Total Volume for the *** month period prior to such transfer (“Pre-Transfer Volume”) to Total Volume for the *** month period following such transfer (“Post-Transfer Volume”). In the event that Post-Transfer Volume is less than Pre-Transfer Volume, then Permitted Volume shall be increased by an amount equal to the lesser of (i) the difference between Pre-Transfer Volume and Post-Transfer Volume or (ii) the Total Volume generated by the Transferred Sponsored Agreements during the *** month period prior to the applicable transfer.
(c)In the event Bank or its affiliates acquire or merge with banks, other entities, branches or businesses that provide services similar to the Bank Services, then those merged or acquired banks, other entities, branches or businesses may continue to perform those services similar to the Bank Services under their existing contracts, agreements or arrangements (the “Existing Bank Transaction Agreements”) for the duration of those Existing Bank Transaction Agreements without regard to the requirements of this Agreement; provided, however, that, in the event that the Existing Bank Transaction Agreement would cause Bank to be in violation of its exclusivity obligations under Section 8.4(b) hereof: (a) if directed to do so by Company and permitted by the applicable Existing Bank Transaction Agreement, Bank will terminate such Existing Bank Transaction Agreement and Company will pay any and all termination, conversion or other fees, expenses and penalties and assume any and all liabilities, costs and expenses (including reasonable attorneys’ fees and court costs) associated with such termination, and (b) if directed to do so by Company, Bank shall terminate or not renew all such Existing Bank Transaction Agreements as soon as reasonably possible if such termination may be accomplished without the payment of fees or the occurrence of any other penalty or liability; provided that Company shall remain liable for any conversion or transition costs and expenses owed by Bank or its affiliate resulting from such termination as set forth in (a) or (b) above. In the case of (a) or (b) in the preceding sentence, upon termination of the applicable Existing Bank Transaction Agreement, Bank shall use commercially reasonable efforts to assist Company and its efforts to cause the counterparty to such Existing Bank Transaction Agreements to become a customer of the Company.

Section 8.5Continued Observance. To the extent that, during the Term, there is a Change in Control or Company or its affiliates in any way sell, transfer, assign or divest, in whole or in part: (a) one or more affiliates that results in the transfer of Sponsored Agreements to an unrelated third party, or (b) any Sponsored Agreements that would have been subject to the terms of this Agreement but for such acquisition, sale, transfer or divestiture, Company shall use commercially reasonable efforts to cause the acquiring entity to maintain the Sponsored Agreements as Sponsored Agreements for a term no shorter than the remaining Term of this Agreement following such sale, transfer or divestiture.

ARTICLE IX
TERM AND TERMINATION
Section 9.1Term. This Agreement shall become effective, without further action, as of the Effective Date and shall remain in effect until December 31, 2024 (the “Term”).
Section 9.2Termination by Mutual Agreement. This Agreement may be terminated immediately upon mutual written agreement of the parties.
Section 9.3Termination Upon Default. The breach by either party of a material term or condition of this Agreement (provided, a breach of Section 4.4 must be a meaningfully systemic or material breach) shall constitute an event of default (“Event of Default”). If such Event of Default is not cured by the defaulting party within *** days of its receipt of written notice of such Event of Default provided by the non-defaulting party (or, in the event of a failure of Company to fund the Settlement Account and/or to otherwise pay amounts owing to Bank under this Agreement in excess of $*** within the timeframes prescribed herein (each, a “Payment Default”), *** Business Days after receipt of written notice from Bank indicating Bank’s intent to suspend or terminate this Agreement), then the nondefaulting party shall be entitled at its sole election, to terminate this Agreement upon *** days’ written notice to the other party, provided that, Bank shall also have the right to suspend its provision of Bank Services if Company fails to cure a Payment Default within *** days after receiving Bank’s notice thereof. To the extent that amounts outstanding following termination or expiration of this Agreement are not paid according to the ordinary settlement procedures between Company and Bank hereunder, then those amounts shall bear interest at the ***, which interest shall accrue during the period such amounts are outstanding and be due and payable in addition to the underlying principal amount, until such is repaid. Notwithstanding the foregoing, if the Event of Default requires earlier termination due to the Card Association Rules or Applicable Law, then the non-defaulting party may terminate as required by such Card Association Rules or Applicable Law, subject to reasonable documentation thereof. In the event of a termination due to a violation Card Association Rules, Bank agrees to use commercially reasonable efforts to work with the applicable Card Associations to pursue alternatives to termination and/or alternative institutions to assume Bank’s obligations under this Agreement. In the case of Bank, it shall also constitute an Event of Default if Bank, (i) fails to settle transactions in accordance with Sections 1.3 and 3.2 if the aggregate amount of transactions that should have been settled exceeds $*** or (ii) whether by merger, stock or asset purchase or otherwise, Bank sells or otherwise transfers, alone, or as part of a larger transaction, the business units of Bank, or portions thereof, which provide the relevant Bank Services and the acquirer thereof does not affirmatively agree in writing to assume the obligations of Bank hereunder, which shall include if such transaction contemplated by this subpart (ii) is entered into due to a regulatory action or order.

Section 9.4Termination by Reasons of Bankruptcy or Other Material Events. In the event of the occurrence of any of the following events, the solvent party shall have the right to terminate this Agreement immediately upon providing written notice to the non-solvent party:
(a)the commencement of any bankruptcy, insolvency, reorganization, dissolution, liquidation of debt, receivership or conservatorship proceeding or other similar proceeding under federal or state bankruptcy, debtors relief or other Applicable Law by or against the other party; or
(b)the suspension or termination of business or dissolution of, or the appointment of a receiver, conservator, trustee or similar officer to take charge of, a substantial part of the property of the other party.
Section 9.5Automatic Termination. This Agreement shall automatically terminate with respect to one or more Card Associations upon Company’s loss of its registration in such Card Association due to revocation or non-renewal of such registration by such Card Association, subject to a ninety (90) day cure period unless otherwise required in writing by the Card Association.
Section 9.6Change in Control. In addition to Bank’s other rights under this Agreement, Bank may elect to terminate this Agreement in the event of a Change in Control of Company when the acquiring Person or group is a bank that Bank determines in its commercially reasonable and good faith opinion is capable of sponsoring and supporting Company’s Transaction volume. Bank must exercise its rights under this Section 9.6 by providing written notice to Company within *** days of the event giving rise to such rights. Company shall, notwithstanding the terms in Section 9.8, transition Company’s business to a new provider as soon as practicable but in no event shall such transition period exceed *** months from the date of notice of termination from Bank. Any services provided during this period shall be subject to and in accordance with the terms of this Agreement.
Section 9.7Survival of Certain Obligations. Expiration or earlier termination of this Agreement for any reason shall not terminate the obligations described in Sections 1.1, 1.2(g), 1.3(e), 2.2, 3.4 - 3.6, Article 6, 7.3(g), 8.1, 8.2, 8.3, Article 9, Article 10, 11.7 - 11.13, 11.16 - 11.18 hereof, or the obligation to pay Bank or Company amounts due hereunder which arise prior to the termination date; all of which survive expiration or termination of this Agreement.

Section 9.8Rights Upon Termination. Notwithstanding anything to the contrary contained herein, in the event of the termination, expiration or non-renewal of this Agreement, upon the written request of Company, Bank shall continue to provide the Bank Services to Company and the Sponsored Entities under the same terms and conditions described in this Agreement for up to *** months, commencing on the date of termination or expiration of this Agreement; provided that, the Sponsorship Fee paid by Company to Bank for all Sponsored Volume for the *** month period following the termination or expiration of this Agreement, as applicable, shall be calculated by multiplying the Sponsorship Fee otherwise payable by Company to Bank pursuant to Schedule 2.1 (but-for the termination or expiration of this Agreement) by a rate of *** percent (***%), and such rate shall be increased by an additional *** percent (***%) on each and every *** month anniversary of such date, for as long as Bank continues to provide Bank Services to Company pursuant to this Agreement. In the event of termination, expiration or non-renewal of this Agreement, the parties agree to cooperate to effect an orderly transition of Company’s business to a new provider during such *** month period. Company shall have such right even where termination is due to a breach or Event of Default by Company.

ARTICLE X
INDEMNIFICATION, LIABILITY AND LIMITATIONS

Section 10.1General Indemnification of Bank. In addition to the obligations of Company to indemnify Bank under other provisions of this Agreement, Company shall indemnify, defend and hold harmless Bank and its directors, officers, employees and agents (each, a “Bank Indemnified Party”) from and against any and all claims, damages, losses, penalties, fines, expenses, costs and/or liabilities (including reasonable attorneys’ fees and court costs) (“Losses”) that are caused by, result from, or are attributable to Company’s performance or failure to perform its obligations hereunder (including the performance or failure to perform by Company’s third-party providers, third-party vendors and/or Subcontractors) or under any Sponsored Agreements, any Sponsored Entity, and the breach of any representation, warranty or covenant made by Company herein. The indemnity obligations set forth herein shall not apply to the extent that such claim arises out of (i) an act of fraud, embezzlement or criminal activity by an employee or agent of the party to be indemnified, (ii) bad faith by the party to be indemnified or (iii) the failure of the party seeking indemnification to comply with or to perform its obligations under this Agreement. Company’s obligation to indemnify any Bank Indemnified Party will survive the expiration or termination of this Agreement by either party for any reason. Company agrees to indemnify and hold a Bank Indemnified Party harmless from any Losses arising out of or resulting from the unauthorized use or disclosure by or through Company of Confidential Information.
Section 10.2Intellectual Property Indemnity. Company agrees to fully defend, indemnify, and hold harmless each Bank Indemnified Party from and against any and all claims, allegations, suits, damages, losses, expenses, costs, including reasonable attorneys’ fees, as incurred, or amounts payable under any judgment, verdict, court order or court settlement resulting from the infringement or misappropriation, or alleged infringement or alleged misappropriation, of any third-party intellectual property or other rights to the extent that such infringement or misappropriation is attributable to or arises out of the Company Services, software, code or other materials. Should any Company Services used by Bank infringe or misappropriate third-party intellectual property or other rights, the Company will provide to Bank at no additional cost to Bank and in Company’s discretion either: (i) the right to continue using the Company Services or (ii) a non-infringing equivalent replacement or modification acceptable to Bank.
Section 10.3Indemnification of Company. In addition to the obligations of Bank to indemnify Company under other provisions of this Agreement, Bank shall indemnify, defend and hold harmless Company and its directors, officers, employees and agents (each, a “Company Indemnified Party”) from and against any Losses arising out of, or resulting from Bank’s failure to perform its obligations hereunder and the breach of any representation, warranty or covenant made by Bank herein. The indemnity obligations set forth herein shall not apply to the extent such claim arises out of (i) an act of fraud, embezzlement or criminal activity by an employee or agent of the party to be indemnified, (ii) bad faith by the party to be indemnified or (iii) the failure of the party seeking indemnification to comply with or to perform its obligations under this Agreement. Bank’s obligation to indemnify any Company Indemnified Party will survive the expiration or termination of this Agreement by either party for any reason. Bank agrees to indemnify and hold a Company Indemnified Party harmless from any Losses arising out of or resulting from the unauthorized use or disclosure by or through Bank of Confidential Information.
Section 10.4Notice. Each party shall promptly notify the other of any suit or threat of suit which that party becomes aware (except with respect to threat of suit one party might bring against the other) that may give rise to a right of indemnification pursuant to the Agreement. The indemnifying party will be entitled to participate in the settlement or defense thereof. The indemnifying party and a Company Indemnified Party or a Bank Indemnified Party (each, an “Indemnified Party”) shall cooperate (at no additional cost to an Indemnified Party) in the settlement or defense of any such claim, demand, suit or proceeding.

Section 10.5Limitation on Liability. Except as otherwise provided herein, Bank’s liability to Company, regardless of the form of action, shall be limited to the amount of actual, direct damages incurred by Company as a result of Bank’s actions or omissions in performing the Bank Services, and in no event shall Bank be liable for (i) any consequential, punitive, indirect, incidental or special damages or lost profits even if Bank has been advised of the possibility of such damages or (ii) the acts or omissions of a third-party provider used by Company, or any loss, cost, damage or expense, incurred by any Person, entity or Sponsored Entity in connection therewith. Except as otherwise provided herein, Company’s liability to Bank, regardless of the form of action, shall be limited to the amount of actual, direct damages incurred by Bank as a result of Company’s actions or omissions under this Agreement, and in no event shall Company be liable for (i) any consequential, punitive, indirect, incidental or special damages or lost profits even if Company has been advised of the possibility of such damages or (ii) the acts or omissions of a third-party provider used by Bank (excluding Company and any Company Subcontractors). The limitations of liability provided in this Section 10.5 shall not apply to (i) a party’s indemnification obligations under this Agreement; (ii) a party’s claims for breach of confidentiality hereunder; or (iii) Company’s obligations under Sections 6.1, 6.3 or 6.4.
Section 10.6Representations and Warranties. OTHER THAN AS SET FORTH HEREIN, BANK MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER STATUTORY, EXPRESS OR IMPLIED, OF ANY KIND WITH RESPECT TO THE BANK SERVICES, BANK’S PERFORMANCE OF THE SERVICES UNDER THIS AGREEMENT, OR THE PERFORMANCE OF ANY CARD ASSOCIATION, INCLUDING, WITHOUT LIMITATION, THOSE OF MERCHANTABILITY FOR A PARTICULAR PURPOSE, WHICH, WITHOUT LIMITING THE FOREGOING, ARE DISCLAIMED BY BANK. OTHER THAN AS SET FORTH HEREIN, COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER STATUTORY, EXPRESS OR IMPLIED, OF ANY KIND WITH RESPECT TO THE COMPANY SERVICES, COMPANY’S PERFORMANCE OF THE COMPANY SERVICES UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THOSE OF MERCHANTABILITY FOR A PARTICULAR PURPOSE, WHICH, WITHOUT LIMITING THE FOREGOING, ARE DISCLAIMED BY COMPANY.

ARTICLE XI
MISCELLANEOUS

Section 11.1Notices. All notices, demands and other communications hereunder shall be in writing and shall be delivered (i) in person, (ii) by United States mail, certified or registered, with return receipt requested, (iii) by national overnight courier with record of successful delivery retained (e.g., FedEx) or (iv) by facsimile with record of successful transmission retained, as follows:

If to Company:	Vantiv, LLC 8500 Governors Hill Drive Maildrop 1GH1Y1 Cincinnati, OH 45249 Email: Ned.Greene@vantiv.com and Jared.Warner@vantiv.com Attn: General Counsel/Legal Department
With copies to: (which shall not constitute notice)	Benesch, Friedlander, Coplan & Aronoff LLP 200 Public Square Cleveland, Ohio 44114-2578 Email: speppard@beneschlaw.com Attn: Sean T. Peppard, Esq.

If to Bank: With copies to: (which shall not constitute notice)	Fifth Third Bank 38 Fountain Square Plaza Maildrop 10907E Cincinnati, Ohio 45263 Email: vantivagreement@53.com Attn: Executive Vice President General Counsel of Bank at same address

The Persons or addresses to which mailings or deliveries shall be made may be changed from time to time by notice given pursuant to the provisions of this Section 11.1. Any notice, demand or other communication given pursuant to the provisions of (a) Section 11.1(ii) shall be deemed to have been given on the earlier of the date actually delivered or five (5) days following the date deposited in the United States mail, properly addressed, postage prepaid, as the case may be, (b) Section 11.1(iii) shall be deemed to have been upon actual receipt if sent by overnight courier and (c) Section 11.1(iv) shall be deemed to have been given on the date of electronic confirmation of receipt.
Section 11.2Independent Contractor. The relationship between both parties under this Agreement is that of independent contractor. Nothing herein contained shall be construed as constituting a partnership, joint venture or agency between the parties hereto.
Section 11.3Assignment. This Agreement shall not be assignable in whole or in part by either party without the other party’s prior written consent, which shall not be unreasonably withheld, and any attempted assignment without such consent shall be void.
Section 11.4Subcontracting. Without limiting Company’s obligations hereunder, except for the Subcontractors providing Company Services as of the Execution Date (each, an “Existing Subcontractor”), which Existing Subcontractors are listed on Schedule 11.4 (for simplicity, the parties acknowledge such list does not include Subcontractors performing general telecommunications, IT, consulting, and/or other services incident to Company’s business), no Subcontractor may (1) have direct interactions with consumers or (2) perform functions involving access to Nonpublic Personal Information without the prior written consent of Bank, such consent not to be unreasonably withheld, conditioned or delayed. It shall not be considered unreasonable for Bank to withhold its consent if (A) the use of Subcontractor could be reasonably expected to cause Bank to violate an Applicable Law or otherwise, in the good faith opinion of Bank, subject Bank to regulatory concern, criticism or action; (B) Bank has had a problem or terminated a relationship with the Subcontractor in the past; (C) the Subcontractor is a direct competitor of Bank; or (D) for reasons that indicate that such Subcontractor would be incapable of providing the Services being subcontracted to it. In the event Bank consents to a Subcontractor, Company’s written agreement with such Subcontractor shall include provisions that ensure that such Subcontractor has in place the technological, physical and organizational security safeguards to protect Nonpublic Personal Information against anticipated threats or hazards, loss, theft, unauthorized access, disclosure, copying use, modification, disposal and destruction. Company agrees that its obligations hereunder are not relieved or diminished in the event of the errors or omissions of a Subcontractor and that Company is responsible for the performance, acts and omissions of any Subcontractor.

Section 11.5Customer Complaints. In the event that Company has a direct relationship with or direct contact with Bank’s customers, then during the Term of this Agreement, Company shall have in place and shall follow its program for receiving, resolving, maintaining records of and reporting customer complaints. For a customer complaint that (i) Company is unable to resolve, or (ii) becomes public knowledge (e.g., media) or (iii) raises questions related to compliance with Applicable Law, Company shall immediately notify Bank of, and deliver to Bank a copy of such customer complaint along with associated correspondence and information.
Section 11.6Required Insurance Coverage. Company shall maintain, at Company’s sole expense, the following minimum insurance coverage and limits: (i) statutory workers’ compensation in accordance with all federal, state and local requirements; (ii) employer’s liability insurance with limits of coverage of $*** (a) per accident, bodily injury (including death) by accident, (b) per bodily injury (including death) by disease, and (c) per employee for bodily injury (including death) by disease as required by the state in which the Services are performed; (iii) commercial general liability with an aggregate of $***, and $*** per occurrence for bodily injury, property damage and personal injury; (iv) automobile liability insurance, including Company-owned, leased and non-owned vehicles with a single limit of $***; (v) property insurance, covering the hardware and other equipment used by Company to provide the Services; (vi) bankers professional liability coverage with limits of $*** per claim and in the aggregate; (vii) network security and privacy liability coverage with limits of $*** per claim and in the aggregate; (viii) umbrella (excess) liability insurance for the above-referenced commercial general liability and employer’s liability coverage in the amount of $*** per occurrence and in the aggregate; and (ix) fidelity bond coverage (including computer crime coverage) , with limits of $*** per claim and in the aggregate. All policies, other than the employer’s liability and property insurance, shall provide coverage on a primary and noncontributory basis. All insurance companies must meet one of the following minimum ratings: Moody’s ***; S&P ***; Fitch ***; A.M. Best ***. On all policies, Company agrees to waive, and will require its insurers to waive, all rights of subrogation against Bank.
Section 11.7Waiver. No term or provision hereof will be deemed waived, and no variation of terms or provisions hereof shall be deemed consented to, unless such waiver or consent shall be in writing and signed by the party against whom such waiver or consent is sought to be enforced. Any delay, waiver or omission by Company or Bank to exercise any right or power arising from any breach or default of the other party in any of the terms, provisions or covenants of this Agreement shall not be construed to be a waiver by Company or Bank of any subsequent breach or default of the same or other terms, provisions or covenants on the part of the other party.
Section 11.8Successors. Subject to the restrictions on assignment contained herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. There are no third-party beneficiaries of this Agreement.
Section 11.9Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio except where federal law is applicable.
Section 11.10Headings Not Controlling. Headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.
Section 11.11Conflicts. In the event of a conflict between the body of this Agreement and any other agreement or any Schedule or Exhibit hereto, the body of this Agreement shall control.
Section 11.12Entire Agreement. This Agreement including any Schedules or Exhibits hereto which are an integral part hereof and incorporated into as a part of this Agreement, constitutes the only agreement between the parties hereto relating to the subject matter hereof, except where expressly noted herein, and all prior negotiations, agreements and understandings, whether oral or written, are superseded or canceled hereby.
Section 11.13 Modification. This Agreement may not be amended or modified except in a written document signed by authorized officers of both parties.
Section 11.14Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, this Agreement shall be construed as if not containing that provision, the rest of this Agreement shall remain in full force and effect, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.
Section 11.15Force Majeure. Without limiting either party’s obligations hereunder, including obligations related to business continuity, which shall apply regardless of any force majeure event, neither party shall be liable for a delay in its performance or failure to perform any of its obligation under this Agreement to the extent such delay is due to causes beyond the control of that party and is without its fault or negligence, including, but not limited to, acts of God, labor disputes, governmental requests, regulations or orders, utility or communications failure, delays in transportation, national emergency, war, civil commotion or disturbance, war conditions, fires, floods, storms, earthquakes, tidal waves, failure or delay in receiving electronic data, equipment or systems failure or communication failures. No party shall be relieved of its obligations hereunder if its failure of performance is due to removable or remediable causes which such party fails to remove or remedy using commercially reasonable efforts within a reasonable time period. A party rendered unable to fulfill any of its obligations under this Agreement by reason of a force majeure event hereunder shall give prompt notice of such fact to the other party, followed by written confirmation of notice, and shall exercise due diligence to remove such inability with all reasonable dispatch.
Section 11.16Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all which together shall constitute one and the same Agreement. The parties acknowledge that delivery of executed counterparts of this Agreement may be effected by a facsimile transmission or other comparable means, with an original document to be delivered promptly thereafter via overnight courier.
Section 11.17Further Assurances. Each party agrees to assist, cooperate, execute documents and take such actions and provide such further assurances as to effect the transactions contemplated by this Agreement.
Section 11.18JURISDICTION/WAIVER OF JURY TRIAL. BANK AND COMPANY HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION CONCERNING ANY RIGHTS OR DISPUTES UNDER THIS AGREEMENT. BANK AND COMPANY HEREBY AGREE THAT, AND CONSENT TO, THE EXCLUSIVE JURISDICTION AND VENUE FOR ANY DISPUTES HEREUNDER SHALL BE AN APPROPRIATE FEDERAL OR STATE COURT LOCATED IN CINCINNATI, OHIO.
Section 11.19Affiliates. For purposes of the duties and obligations to one another as set forth in this Agreement, Bank and Company shall not be considered affiliates of one another notwithstanding Bank’s ownership of equity in Company.

(Signatures on following page.)

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND NOTED WITH “***”.
AN UNREDACTED VERSION OF THIS DOCUMENT WILL ALSO BE PROVIDED TO THE
SECURITIES AND EXCHANGE COMMISSION.

In Witness Whereof, each of the parties has caused this Agreement to be signed and delivered by its duly authorized officers and to be made as of the date first stated above.

VANTIV, LLC		FIFTH THIRD BANK
By:	/s/ Nelson F. Greene	By:	/s/ Randolph J. Kaporc
Name:	Nelson F. Greene	Name:	Randolph J. Kaporc
Title:	Chief Legal and Corporate Services Officer and Secretary	Title:	Executive Vice President, Payments and Commerce Division
Date:	July 27, 2016	Date:	July 27, 2016

		By:	/s/ Robert Marchi
		Name:	Robert Marchi
		Title:	Vice President, Sourcing
		Date:	July 27, 2016

Schedule 1.1(f)

CARD ASSOCIATIONS

Payment Networks or Associations Requiring Sponsorship
Sponsored by Fifth Third

ACCEL
AllPoint
ATH - Puerto Rico
Armed Forces Financial (AFFN)
Cirrus
Co-Op
Credit Union 24
Interlink
Maestro
MasterCard
MoneyPass
Nebraska Networks (NETS)
NYCE
Plus
Pulse
Shazam
STAR
Visa (includes PAVD - PIN Authenticated Visa Debit)

Payment Networks or Associations Requiring Sponsorship
Not Sponsored by Fifth Third

None

Payment Networks or Associations Not Requiring Sponsorship

American Express
Discover
Jeanie
Presto!
Voyager
Wright Express

Schedule 1.2(f)

Compliance Requirements

1.	High risk MCC transaction volume, as defined by Visa (but excluding brick and mortar ***), shall not exceed (***%) of Sponsored Volume.

2.
Quarterly periodic and on-boarded Sponsored Entity review performance shall meet or exceed ***% pass rate for all merchants, ISOs, payment facilitators (“PayFacs”), PayFac submerchants, and financial institutions annually.

3.
Evidence of PCI compliance verification will be part of the quarterly periodic and on-boarded Sponsored Entity review process. ***% of the Level I and II merchants tested across all portfolios must be PCI compliant or in the process of validating compliance. Level III and IV merchant PCI validation rates will be measured relative to current industry validation rates for Level III and IV merchants.

4.	Prohibited merchant identification in the collective portfolios must not exceed ***% annually.

5.	Onboarding documentation evidence in the collective portfolios must meet or exceed ***% annually.

6.	ISO and PayFac registration with the Card Associations shall meet or exceed ***% pass rate annually.

7.	Financial institutions must meet or exceed ***% FDIC or CDFI certification.

8.
Chargeback transaction threshold for each Sponsored Entities shall not exceed ***% for *** consecutive months (excluding merchants that are in process of terminating or converting from Vantiv’s system or do less than *** transactions per month), and for all Sponsored Entities shall not exceed ***% annually.

Schedule 2.1

COMPENSATION AMOUNT

(a)	Company shall pay to Bank an annual sponsorship fee (“Sponsorship Fee”). For the period commencing on *** and ending on ***, Company shall pay to Bank a Sponsorship Fee of $*** per month.

For the period commencing *** and ending on December 31, 2024, Company shall pay to Bank a Sponsorship Fee of *** basis points (*** percent) on all Sponsored Volume (the “Sponsored Volume Calculated Fee”).
Notwithstanding the foregoing, Company agrees that commencing on ***, the Sponsorship Fee shall be equal to the greater of: (i) the Sponsored Volume Calculated Fee or (ii) the Sponsored Volume Minimum Fee.
For the period commencing *** and ending on ***, the “Sponsored Volume Minimum Fee” shall be the greater of (i) $*** or (ii) $*** plus $*** for each $*** by which Total Volume exceeds $***. For example, if Total Volume is $*** for such *** month period, the Sponsored Volume Minimum Fee shall be $*** (Total Volume only exceeded $*** by $***). Similarly, if Total Volume is $***, the Sponsored Volume Minimum Fee shall equal $*** (Total Volume would exceed $*** by $***).
For each Sponsored Year in the period commencing *** and ending on December 31, 2024, the Sponsored Volume Minimum Fee shall be the greater of (i) $*** or (ii) $*** plus $*** for each $*** by which Total Volume exceeds the Applicable Baseline Amount. The “Applicable Baseline Amount” for calendar years 2020, 2021, 2022, 2023 and 2024 is set forth in the below table:

2020	2021	2022	2023	2024
$***	$***	$***	$***	$***

For example, if Total Volume in the 2020 calendar year is $***, the Sponsored Volume Minimum Fee shall be $*** (Total Volume only exceeded the Applicable Baseline Amount by $***). Similarly, if Total Volume is calendar year 2021 $***, the Sponsored Volume Minimum Fee shall equal $*** (Total Volume would exceed the Applicable Baseline Amount by $***). Similarly, if Total Volume in calendar year 2024 is $***, the Sponsored Volume Minimum Fee is $*** (Total Volume would not exceed the Applicable Baseline Amount).
During each Sponsored Year, Company shall pay the Sponsored Volume Calculated Fee in accordance with Section 2.1(a) of the Agreement. *** days after the end of a Sponsored Year, Company shall provide Bank with a calculation of Total Volume and the resulting Sponsored Volume Minimum Fee in each case for such Sponsored Year. In the event that the Sponsored Volume Minimum Fee is greater than the Sponsored Volume Calculated Fee for such Sponsored Year, Company shall promptly pay to Bank an amount equal to the difference between the two.

(b)
In each Sponsored Year Company may exclude from the calculation of the Sponsored Volume Calculated Fee the Sponsored Volume of *** New National Merchant (each such excluded New National Merchant being referred to as an “Excluded Merchant”); provided that Company must notify Bank in writing of its designation of an Excluded Merchant for such exclusion within *** days after the Excluded Merchant processes its first Transaction with Company. If Company fails to notify Bank in writing of its designation of an Excluded Merchant within such *** day period, Company will forfeit its right to designate such merchant as an Excluded Merchant; and provided further that exclusion from the calculation of the Sponsored Volume Calculated Fee shall only apply to Sponsored Volume occurring from and after the month (dating back to the first day of such month) that Company provides written notice of its designation of such Excluded Merchant (i.e., if Company signs an agreement with a New National Merchant on January 1, 2020 but does not provide written notice of such designation until February 20, 2020, the Sponsored Volume of such Excluded Merchant will only be excluded from the calculation of the Sponsored Volume Calculated Fee from and after February 1, 2020). Upon Company’s valid designation of an Excluded Merchant, such Excluded Merchant’s Sponsored Volume will continue to be excluded from the calculation of the Sponsorship Fee for each subsequent Sponsored Year (whether or not such merchant continues to qualify as a New National Merchant). Once an Excluded Merchant is designated as provided above, such Excluded Merchant cannot be replaced or substituted by Company.

(c)
The parties acknowledge and agree that, in connection with Company’s prior acquisitions and integrations, Company shall pay to Bank no later than three (3) days after the Effective Date the sum of *** Dollars ($***) as consideration for Bank’s provision of due diligence services related to such acquisitions and integrations.

(d)
During the Term of this agreement, Company shall pay to Bank the fees set forth below for the following services: M&A advisory services; diligence costs and assistance; regulatory compliance diligence and assistance; integration assistance; and conversion costs and assistance.

(i)Fixed fees: Company shall pay an annual fixed fee equal to: $*** in 2017; $*** in 2018; $*** in 2019; $*** million in 2020; $*** million in 2021; $*** million in 2022; $*** million in 2023; and $*** million in 2024. The fixed fee will be paid in the applicable year on the earlier to occur of (i) the closing of a transaction as reasonably determined by Company; (ii) the performance of a relevant service or incurrence of a relevant cost as reasonably determined by Company; or (iii) December 1 of the applicable year.
(ii)Variable fee: Company shall pay a variable fee in any and each event that Bank commences to provide Bank Services prior to *** (for the avoidance of doubt, no variable fee will be payable if Bank commences providing Bank Services from and after ***) to any and each (A) then-existing portfolio of a Third-Party Agent pursuant to Section 4.4(b) or (B) any assets acquired by Company pursuant to Section 4.4(c) or Section 4.4(d). The variable fee shall be equal to $*** in the event that the Payment Transaction Volume for such portfolio or assets is equal to or greater than $*** billion. The variable fee shall be payable promptly following the completion of conversion activities to Bank with regard to such portfolio or assets. For the avoidance of doubt, no variable fee will be due if the Payment Transaction Volume for such portfolio or assets is less than $*** billion.

Schedule 11.4

Existing Subcontractors

ACCULYNK PAYMENT SERVICES	3DELTA SYSTEMS INC
ACS STATE & LOCAL SOLUTIONS INC	ACH DIRECT INC
ALDELO LP	ADJACENT INNOVATIONS LLC
AMERICAN EXPRESS	ALLIANCE DATA SYSTEMS
ARISTEN GROUP LLC	ANTIPODEAN LABS LLC
ASH PAYMENT SOLUTIONS INC	ARMED FORCES FINANCIAL NETWORK LLC
ATX INNOVATION INC	ATTITUDE POSITIVE INC
AZTPOS	AUGEO CONSUMER ENGAGEMENT SERVICES
BANCORP BANK	BANC CARD - TEXAS LLC
BANKDATA SERVICES	BANK OF EDWARDSVILLE
BILL ME LATER INC	BEAZLEY USA SERVICES INC
BROOKFIELD EQUINOX LLC	BOOKS A MILLION INC
BUYPASS CORP	BROSLEY LIMITED
CAMPGROUND AUTOMATION SYSTEMS (SUNRISE)	CAFFE FANTASTICO
CANADIAN IMPERIAL BANK OF COMMERCE	CANADAS PROFESSIONAL SCHOOL OF MUSIC AND ARTS - MOTO
CARD MANAGEMENT CORPORATION	CARD FULFILLMENT SERVICES
CARDFREE INC	CARD MANAGEMENT CORPORATION FIRST DATA RESOURCES
CARDWATCH LICENSING LTD	CARDINAL COMMERCE
CARTERA COMMERCE INC	CARROLLTON BANK
CATALYST CARD COMPANY	CASHSTAR INC
CHECKFREE SERVICES CORPORATION	CHASE PAYMENTECH
CITICORP DINERS CLUB INC	CITIBANK NEW YORK
CITY OF NORTH OLMSTED	CITICORP SERVICES INC
CONCORD BANK	COLUMBUS BANK AND TRUST COMPANY
COUNTY OF WESTCHESTER	CONTROL SCAN INC
CPI CARD GROUP INDIANA INC	CPI CARD GROUP - COLORADO INC
CREDORAX	CREDIT UNION 24 INCORPORATED
CSG SYSTEMS INC	CRYSTAL BRIDGES MUSEUM OF AMERICAN ART
DATALINE SYSTEMS INC	CUSTOM DATA PROCESSING INC
DECISIONWISE	DAVID WERNER INC
DFS SERVICES LLC	DELAWARE BUSINESS SYSTEMS
DIGITAL RIVER GMBH	DIGITAL RIGHT BRAIN LLC
DINERWARE	DINERS CLUB INTERNATIONAL LTD
DISCOVER FINANCIAL SERVICES	DINING A LA CARD
DYNAMICS PRODUCTS MIDWEST	DURANGO LLC
ELECTRONIC CLEARING HOUSE INC	EDIBLE ARRANGEMENTS - CORPORATE
ELIZABETH ARDEN INC	ELEMENT PAYMENT SERVICES
ENTELIT SOLUTIONS - ECOMMERCE	ENSENTA CORPORATION
FANTANA ITALIAN RESTAURANT	EPL
FIFTH THIRD BANK	FAST TRANSACT INC

FIRST AMERICAN PAYMENT SYSTEMS	FIFTH THIRD BANK FIRST NATIONAL BANK OF OMAHA TSYS ACQUIRING SOLUTIONS LLC
FIRST NATIONAL BANK OF OMAHA	FIRST DATA SOLUTIONS
FISERV SOLUTIONS INC	FIRST PREMIER BANK
FOUR BROTHERS PIZZA INN	FLEETCOR TECHNOLOGIES INC
G6 TECHNOLOGY	FRANKFORD HOSPITALS
GEMALTO INC	GALITT US CORP
GIACT SYSTEMS LLC	GEORGIA THRIFT STORES INC
GLOBAL ETELECOM	GLOBAL DIRECT
GLOBAL PAYMENTS INC	GLOBAL PAYMENTS CANADA
GLOBAL PAYMENTS INC MASTERCARD INTERNATIONAL INCORPORATED	GLOBAL PAYMENTS INC GLOBAL PAYMENTS CANADA
GREEN DOT CORPORATION	GOOGLE PAYMENT CORP
HEARTLAND PAYMENT SYSTEMS IN	HARRISONTUCKER LLC
HOSPITALITY DATA SYSTEMS INC	HOME STATE BANK
IMAGE WASH	HYLAND HILLS PARK & RECREATION DISTRICT
INBORNE TECHNOLOGY CORP	IMOBILE3 LLC
INCOMM	INBS KONRAD KECK
INSTORE OWN POS	INNOVATION DATA PROCESSING
iPay Technologies	IP COMMERCE INC
IT4MERCHANT SOLUTIONS LTD	ISLAND SNOW (CA100)
J2 RETAIL SYSTEMS INC	J P MORGAN ELECTRONIC FINANCIAL SERVICES INC
KAHOOTS INC	JET LITHOCOLOR INC
LAUNCH 3 LLC	LA ROSETTA
LYNDA.COM INC	LUSH HANDMADE COSMETICS LTD
MASTERCARD INTERNATIONAL INCORPORATED	MAGTEK INC
MERCHANT APPLICATIONS INC	MASTERFILES INC
MERIDIAN FARM MARKET	MERCHANT LINK LLC
MICHAEL FITCHETT	METABANK
MICROBIZ LLC	MICHAEL SILVER
MIDNITE EXPRESS INC	MIDAX INFINITE POSSIBILITIES
MOBILECHECKOUT.COM LLC	MILLENNIUM DIGITAL TECHNOLOGI
MOORE CENTER SERVICES	MOJIMAN INC
NATIONAL BUSINESS PRODUCTS	MULLIGANS SPORTS GRILL INC
NETS INC	NCO FINANCIAL SYSTEMS INC
NOURI FAMILY RESTAURANT	NEW ENGLAND CREDIT CARD SYSTEMS
OBERTHUR	NYCE
OFFICIAL PAYMENTS CORPORATION	ONE POINT RETAIL SOLUTIONS
ONLINE RESOURCES CORPORATION	OTI AMERICA INC
PANGOUSA LLC	PARC ONTARIO LLC
PARK SLOPE CIVIC COUNCIL	PARTY FOR LESS INC
PAYMENT REVOLUTION LLC	PAYMENTECH NETWORK SERVICES
PAYPAL INC	PAYSIMPLE INC
PAYTRONIX SYSTEMS INC	PAYX INTERNATIONAL LIMITED
PBM GRAPHICS	PBUS TECH INC

PC AND MP SERVICE	PEARSONS LUMBER YARD
PERFECT PLASTIC PRINTING CORP	PERFORMANCE INC
PHARMACA INTEGRATIVE PHARMACY INC	PHP POINT OF SALE LLC
PITNEY BOWES	PLANET BINGO
PLANET MERCHANT PROCESSING	PLANET PAYMENT INC
PLANNET LOGIX INC	PLUG & PAY TECHNOLOGIES INC
POS OF MICHIGAN	POS PARTNERS INC
POS SOS LLC	POS SPECIALISTS
POS VENTURES LLC	POSIOS
POSITION CORP	POSNET INC
POS-X INC	PUEBLO BANK & TRUST COMPANY
PULSE NETWORK INC	RAIN1 SOLUTIONS LLC
RAPIDADVANCE LLC	REALTIME POS INC
RESTOPOD LLC	RETAIL PLUS POS
REVENTION INC	REVENUE MANAGEMENT SOLUTIONS LLC
RIDHAM INC	RIPPLE POS INC
RJZ LTD	ROYAL PET MARKET AND RESORT LLC
RR DONNELLEY INC	SALE CONTROL SYSTEMS LTD
SAS COMFORT SHOES	SATURN RETAIL MANAGEMENT SYSTEMS LLC
SAZU INC	SCANSOURCE INC
SEAMLESS CARE PHARMACY	SHAZAM INC
SHISEIDO AMERICAS CORPORATION	SHOPIFY INC
SILICUS TECHNOLOGIES LLC	SILVERWARE POS INC
SILVO US	SIMPLISTIC POS
SIXTH SENSE POINT OF SALE INC	SKIVVIES FOR HER
SLK AMERICA INC	SLK GLOBAL BPO SERVICES PRIVATE LIMITED
SLK SOFTWARE SERVICES	SMARTTAB POS
SOFTTOUCH LLC	SOUTHERN UTE INDIAN TRIBE LEGAL DEPT
SOUTHWEST CASH SYSTEMS INC	SPEEDLINE SOLUTIONS
SPF SOLUTIONS LLC	SPLASH CAR WASH INC
SPLITABILITY PTY LTD	SPOONITY INC
SRIDEVI TECHNOLOGY SOLUTIONS	STAR NETWORKS
STERLING CARD SOLUTIONS LLC	SUBTLEDATA INC
SWITCH COMMERCE LLC	SWITCH INTERNATIONAL BOWLING EKIPMANLARI AS
SWITCHSOLVE INC	T4MOBILE SOLUTIONS
TANDA TECHNOLOGIES - ECOMM	TATA AMERICA INTERNATIONAL CORPORATION
TCSP INC	TELEPERFORMANCE USA
TERMINAL MANAGEMENT CONCEPTS LTD	T-GATE LLC
THE ADVANCE FUNDING COMPANY LLC	THE FALL TATTOOOING ETC
THE FUND FOR THE PUBLIC INTEREST INC	THE ITRANSACT GROUP VALUE EXCHANGE CORPORATION
THOMSON REUTERS	THORNTONS INC
TOAST INC	TOTAL SYSTEM SERVICES INC
TOWN NORTH BANK NA	TRANPOS
TRANSACTION NETWORK SERVICES INC	TRANSACTIONTREE INC
TRANSCARD LLC	TRANSCENTRA INC
TRINITEQ INTERNATIONAL PTY LTD	TRITON SYSTEMS OF DELAWARE LLC

TSYS ACQUIRING SOLUTIONS LLC	TSYS ACQUIRING SOLUTIONS LLC FIRST DATA MERCHANT SERVICES CORP
TUSCARORA COUNCIL BSA	TWITCHTV
UNITED FINANCIAL CREDIT UNION	UNTILL USA INC
US BANK	VANCO PAYMENT SOLUTIONS LLC
VECTRON SYSTEMS AG	VELOCITY MOBILE INC
VENDEASE	VENDOR SAFE TECHNOLOGIES LLC
VENDSCREEN INC	VERICHECK INC
VICTORY POS	VISA USA
VISTA ENTERTAINMENT SOLUTIONS	VISUAL INFORMATION PRODUCTS INC
WAND CORPORATION	WELLERO
WESTERN UNION	WESTERN VARIETIES WHOLESALE INC
WICLOUD POS	WOODS CYCLE COUNTRY LP
WOODY'S BAR-B-Q DARTMOUTH	WORLDWIDE PAYMENT SERVICES INC
WORLDWIDEDIRECT PROCESSING INC	YAZ LTD
ZEUSPOS	ZING CHECKOUT
ZONAL HOSPITALITY SYSTEMS INC